Exhibit 2.1

ACQUISITION AGREEMENT

AMONG

CELL THERAPEUTICS, INC.,

CACTUS ACQUISITION CORP.,

SAGUARO ACQUISITION COMPANY LLC,

SYSTEMS MEDICINE, INC.

AND

TOM HORNADAY AND LON SMITH

JULY 24, 2007

Execution Copy

Execution Copy

3.19	Merger Expenses.	43

3.20	Insurance.	43

3.21	Environmental Matters.	43

3.22	No Existing Discussions.	44

3.23	Relationships with Suppliers.	44

3.24	Disclosure.	44

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		44

4.1	Organization and Good Standing.	44

4.2	Power, Authorization and Validity.	45

4.3	No Conflict.	46

4.4	Interim Operations of Merger Subs.	46

4.5	Shareholders Consent.	46

4.6	Filings with the SEC.	46

4.7	Litigation.	47

4.8	Compliance with Laws.	47

4.9	Brokers or Finders Fees.	47

ARTICLE V COMPANY COVENANTS		47

5.1	Advice of Changes.	48

5.2	Maintenance of Business.	48

5.3	Conduct of Business.	48

5.4	Regulatory Approvals.	51

5.5	Approval of Company Stockholders.	52

5.6	Amendments, Consents, Authorizations and Notices.	52

5.7	Litigation.	52

5.8	No Other Negotiations.	52

5.9	Access to Information.	53

5.10	Satisfaction of Conditions Precedent.	53

5.11	Notices to Company Stockholders and Employees.	54

5.12	Spreadsheet.	54

5.13	Nonaccredited Holders.	54

5.14	Section 280G Matters.	54

5.15	Termination of Benefit Plans.	55

5.16	Conversion of Promissory Notes.	55

ARTICLE VI PARENT COVENANTS		55

6.1	Advice of Changes.	55

6.2	Regulatory Approvals.	56

6.3	Satisfaction of Conditions Precedent.	56

6.4	Nasdaq Global Select Market Listing.	56

6.5	Registration of Parent Common Stock.	57

6.6	Procedures for Sale of Parent Common Stock.	60

6.7	Obligations of the Holders.	62

6.8	Indemnification of Officers and Directors.	62

6.9	Employee Benefits.	63

6.10	Board Seat.	63

6.11	Audit of Company’s Financials.	64

ARTICLE VII CONDITIONS TO CLOSING OF MERGER		64

7.1	Conditions to Each Party’s Obligation to Effect the Merger.	64

7.2	Additional Conditions to Obligations of Parent, Cactus Sub and Saguaro Sub.	64

7.3	Additional Conditions to Obligations of the Company.	66

ARTICLE VIII TERMINATION OF AGREEMENT		67

8.1	Termination by Mutual Consent.	67

8.2	Unilateral Termination.	67

8.3	Effect of Termination.	68

8.4	Fees and Expenses.	68

ARTICLE IX SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES; CONTINUING COVENANTS		68

9.1	Survival.	68

9.2	Agreement to Indemnify.	69

9.3	Notice of Claim.	69

9.4	Limitations.	70

9.5	Defense of Third-Party Claims.	71

9.6	Contents of Notice of Claim.	71

9.7	Resolution of Notice of Claim.	71

9.8	Release of Remaining Escrow.	72

9.9	Tax Consequences of Indemnification Payments.	72

9.10	Appointment of Representatives .	73

ARTICLE X MISCELLANEOUS		74

10.1	Governing Law.	74

10.2	Assignment; Binding Upon Successors and Assigns.	74

10.3	Severability.	75

10.4	Counterparts.	75

10.5	Other Remedies.	75

10.6	Amendments and Waivers.	75
10.7	Attorneys’ Fees.	75
10.8	Notices.	76
10.9	Interpretation; Rules of Construction.	77
10.10	Third Party Beneficiary Rights.	77
10.11	Public Announcement.	77
10.12	Entire Agreement.	78
10.13	Waiver of Jury Trial.	78

LIST OF EXHIBITS

Exhibit A-1	List of Company Stockholders executing the Voting Agreement
Exhibit A-2	Form of Voting Agreement
Exhibit B	Terms of Employment Agreement
Exhibit C	Parachute Payment Waiver
Exhibit D	Subject Matter of Opinion of Counsel to the Company
Exhibit E	Escrow Agreement

LIST OF SCHEDULES

Schedule 5.3(g)	List of Key Employees
Schedule 6.8(b)	Indemnification Agreements
Schedule 7.2(f)	Contract Amendments, Consents and Notices

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of July 24, 2007 (the “Agreement Date”) by and among Cell Therapeutics, Inc., a Washington corporation (“Parent”), Cactus Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Cactus Sub”), Saguaro Acquisition Company LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Saguaro Sub”), Systems Medicine, Inc., a Delaware corporation (the “Company”) and Tom Hornaday and Lon Smith, in their capacities as the representatives of the Company Stockholders (as defined in Article I), solely with respect to Section 2.3 hereof, Article IX hereof and such other provisions hereof which specifically refer to such “Stockholder Representatives.”

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, (1) first, Cactus Sub shall merge with and into the Company in a statutory reverse triangular merger (the “First Merger”), with the Company to be the surviving corporation of the First Merger, and (2) immediately following the effectiveness of the First Merger and as part of an integrated plan with the First Merger, the Company shall merge with and into Saguaro Sub in a statutory forward triangular merger (the “Second Merger” and collectively or in seriatim with the First Merger, as appropriate, the “Merger”) with Saguaro Sub as the surviving entity of the Second Merger (the “Surviving Entity”), all on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the Delaware Law.

B. The Boards of Directors of Parent, Cactus Sub, and the Company, and the Manager of Saguaro Sub have determined that the Merger is in the best interests of their respective shareholders, stockholders and members and have approved and declared advisable this Agreement and the Merger.

C. Immediately after the execution and delivery of this Agreement, each Company Stockholder listed on Exhibit A-1 is executing and delivering to Parent a Voting Agreement in substantially the form attached hereto as Exhibit A-2 (a “Voting Agreement”) and the related Company Stockholder consent approving this Agreement and the transactions herein contemplated (the “Consent”).

D. Prior to the First Effective Time, as a condition and material inducement to Parent’s willingness to enter into this Agreement, each of Jeffrey Jacob and Tim Williamson shall execute and deliver to Parent an employment agreement on substantially the terms set forth in Exhibit B hereto (each an “Employment Agreement”), which Employment Agreements shall become effective only upon the First Effective Time (as defined in Article I).

E. Parent, Cactus Sub, Saguaro Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Alternative Transaction” means: (A) any acquisition or purchase of Company Capital Stock from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 15% voting interest in any class or series of Company Capital Stock or any tender offer or exchange offer or privately negotiated share transfer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock representing 15% or more of the voting interest in any class or series of Company Capital Stock or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than 100% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of the Company; (C) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business; or (D) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act; provided, however, that in no event shall conversion of the Convertible Promissory Notes into shares of Company Preferred Stock following the date of this Agreement constitute an Alternative Transaction.

“Applicable Earn Out Payment” means such portion of the Earn Out Payment, if any, as shall be payable to the Company Stockholders and the Nonaccredited Holders pursuant to Section 2.3 hereof.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder).

“Balance Sheet Date” means June 30, 2007.

“Brostallicin” means the “Compound” as such term is defined in the Nerviano License Agreement. As used in this Agreement, Brostallicin shall also include any pharmaceutical product incorporating such Compound.

“Business Day” means any day (A) other than Saturday or Sunday and (B) other than a day on which the United States federal government is closed for the observance of any holiday.

“Cactus Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Cactus Sub by an officer or officers of Cactus Sub at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Cactus Sub is to enter into as a party thereto pursuant to this Agreement.

“Cactus Sub Common Stock” means the Common Stock, par value $0.001 per share, of Cactus Sub.

“Certificates of Merger” means each of the First Certificate of Merger and the Second Certificate of Merger.

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those to be satisfied at Closing), or at such other time and date as the parties hereto agree in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to a party, the efforts and resources, including financial resources, which would be used (including the promptness in which such efforts and resources would be applied) by that party consistent with its normal past business practices, which in no event shall be less than the level of efforts and resources reasonable in the biopharmaceutical industry for a company of similar size and scope to such party, with respect to a product or potential product at a similar stage in its development or product life, taking into account efficacy, safety, commercial value, the competitiveness of alternative products of third parties that are in the marketplace or under development and the patent and other proprietary position of such product.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Company as presently conducted and consistent with past practice.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by the Company to Parent on the Agreement

Date listing any exceptions to the representations and warranties of the Company herein (referencing the appropriate section, subsection, paragraph and subparagraph numbers, which exceptions shall qualify (1) the representation or warranty in such numbered section, subsection, paragraph and subparagraph and (2) the representations or warranties in such other numbered section, subsection, paragraph and subparagraph to the extent that it is readily apparent on the face of such disclosure to a reader unfamiliar with the Company Business that such disclosure applies to the representations or warranties in such other section, subsection, paragraph and subparagraph), each of which exceptions shall be deemed to be a representation and warranty made by the Company under Article III hereof.

“Company Financial Statements” means (A) the unaudited balance sheet of the Company dated December 31, 2005 and December 31, 2006; (B) the Company Balance Sheet; (C) the unaudited statements of income (loss) and statements of cash flows of the Company for the year ended December 31, 2005 and December 31, 2006; and (D) the unaudited statements of loss and statements of cash flows of the Company for the six months ended June 30, 2007.

“Company Intellectual Property” means Intellectual Property used in or necessary for the development, manufacture, sale, offer for sale, importation or use of Product Candidate.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.12.

“Company Preferred Stock” means the Preferred Stock of the Company, par value $0.001 per share.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Convertible Promissory Notes” means the convertible promissory notes (other than the Parent Convertible Promissory Note) issued by the Company to the investors set forth on the Spreadsheet as of the dates and in the principal amounts set forth opposite such investors’ names on the Spreadsheet.

“Debt” of the Company means, without duplication, (A) all obligations for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid; (B) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of the Company; (C) all monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, are or would be classified as capitalized leases; (D) whether or not so included as liabilities in accordance with GAAP: (i) all obligations to pay the deferred purchase price of property or services and Debt secured by a lien on property owned or being purchased by the Company (including Debt arising under conditional sales or other title retention agreements), whether or not such Debt shall have been assumed by the Company or is limited in recourse; and (ii) all obligations in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, Debt of another Person of the type described in (A), (B), (C) or (D)(i) above, or clause (E) below; and (E) all obligations to redeem, purchase or otherwise retire or extinguish any of its stock at a fixed or determinable date (whether by operation of a sinking fund or otherwise), at another’s option or upon the occurrence of a condition not solely within the control of the Company (for example, redemption from future earnings). Debt shall also be deemed to include any interest accrued on the principal amount thereof at the time of any calculation of total Debt.

“Delaware Law” means the Delaware General Corporation Law and the Delaware Limited Liability Company Act, as applicable.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the First Effective Time which were entitled to vote on the Merger as a class or otherwise and in respect of which appraisal rights shall have been validly perfected in accordance with Delaware Law in connection with the Merger.

“Earn Out Payment” means an amount up to $15,000,000, payable, if at all, to the Company Stockholders and the Nonaccredited Holders pursuant to and in accordance with the provisions of Section 2.3 hereof, as further defined therein.

“Effective Times” means both the First Effective Time and the Second Effective Time.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution, the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or exposure of any individual to Materials of Environmental Concern, including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Escrow Agent” means Computershare Trust Company, N.A.

“Escrow Pro Rata Share” means, with respect to any Person, the percentage obtained by dividing (i) the amount of Total Closing Consideration actually paid to such Person by (ii) eighteen million dollars ($18,000,000).

“Escrow Amount” means (a) cash in an amount equal to 10% of the Total Closing Consideration to be paid to Nonaccredited Holders in connection with the Cancellation Agreements to be entered into pursuant to Section 2.1(a)(iv), and (b) Parent Common Stock having a value at the Parent Stock Price for stock issued at the Closing equal to 10% the Total Closing Consideration to be paid to the Company Stockholders pursuant to Section 2.1(iii), which shall together equal an aggregate amount of two million dollars ($2,000,000), which amount shall be withheld from the Total Closing Consideration and deposited with the Escrow Agent in accordance with Section 2.2 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means 5:00 p.m. Pacific Daylight Time on the twelve (12) month anniversary of the Closing Date.

“FDA” means the United States Food & Drug Administration or any successor agency.

“First Certificate of Merger” means the certificate of merger between the Company and Cactus Sub to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law and mutually agreed by Parent and the Company.

“First Effective Time” means the time of the filing of the First Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such later time as may be mutually agreed by Parent and the Company and set forth in such First Certificate of Merger.

“Fully Diluted Company Capital Stock” means all shares of Company Common Stock outstanding immediately prior to the First Effective Time (including shares of Company Preferred Stock issued on conversion of all Convertible Promissory Notes and subsequently converted into shares of Company Common Stock prior to the First Effective Time and shares of Company Common Stock issued upon the exercise of Options prior to the First Effective Time), and all shares of Company Common Stock that would have been issuable upon the exercise of any Options cancelled in exchange for a cash payment pursuant to Cancellation Agreements as set forth in Section 2.1(a)(iv) but for the cancellation of such Options.

“Fundamental Company Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3 and 3.4 hereof.

“Fundamental Parent Representations” means the representations and warranties of Parent set forth in Sections 4.1 and 4.2 hereof.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority, official or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-

regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights owned or controlled by the Company, including patents, patent applications, trademarks, inventor disclosures, trademark registrations and applications therefore, trade dress rights, trade names, service marks, service mark registrations and applications therefore, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefore, and trade secret rights, including intellectual property rights in know-how, customer lists, proprietary processes and formulae, technology, photographs, images, development tools, designs, specifications (including all such information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including notes, memoranda and records; and further includes all intellectual property of third parties licensed by the Company pursuant to agreements with third parties (except pursuant to agreements entered into in connection with the license, lease or acquisition of generally available software, equipment or other products).

“knowledge” means the actual knowledge of a particular fact, circumstance, event or other matter in question of (i) an individual, if used in reference to an individual or (ii) with respect to the Company, Jeff Jacob, Tim Williamson, and Richard Love (collectively referred to as the “Certifying Representatives”), in the case of Jeff Jacob and Tim Williamson after having conferred with his direct reports who would reasonably be expected to have knowledge of the matters set forth in such representations and warranties.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, direct or indirect, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably expected to be, individually or in the aggregate, materially adverse to the Company, taken as a whole; provided, however, that the foregoing shall not include any change, event, circumstance, condition or effect primarily resulting from (i) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company operates but only to the extent that such general deterioration does not affect the Company in a materially adverse manner relative to other participants in the economy or such industry, respectively, (ii) any change in GAAP or Applicable Law, or the interpretation thereof, (iii) actions taken by the party (or any Affiliate of such party) for whose benefit the applicable representation or warranty regarding Material Adverse Effect is given (iv) the public announcement of the transactions contemplated by this Agreement, or (v) any change in the market price of the Parent Common Stock.

“Materials of Environmental Concern” means any chemicals, substances, wastes, materials or emissions that are designated by any Governmental Authority to be pollutants, contaminants, toxic or hazardous including petroleum and petroleum products.

“Merger Expenses” means all out-of-pocket costs and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Nerviano License Agreement” means the License Agreement between Nerviano Medical Sciences S.r.l. and the Company dated October 6, 2006, as amended April 5, 2007, and made effective as of May 20, 2007 granting the Company an exclusive, worldwide right to develop, use, sell, offer to sell, import and export Brostallicin on the terms set forth therein (as amended and in effect as of the Agreement Date).

“Nerviano Supply Agreement” means the Supply Agreement between Nerviano Medical Sciences S.r.l. and the Company dated October 6, 2006 relating to the supply of Brostallicin on the terms set forth therein (as amended and in effect as of the Agreement Date).

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer of Parent at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Common Stock” means the Common Stock, no par value, of Parent.

“Parent Convertible Promissory Note” means the Convertible Promissory Note dated July 11, 2007 issued by the Company to Parent in the principal amount of two million dollars ($2,000,000.00).

“Parent Stock Price” (A) with respect to determining the value of a share of Parent Common Stock issued at the Closing or deducted from the Escrow Amount for indemnification claims pursuant to Article IX, means $4.718, and (B) with respect to determining the value of a share of Parent Common Stock issued as an Earn Out Payment, means the average closing sale price of a share of Parent Common Stock on the Nasdaq Global Select Market (or if the Parent Common Stock is not then traded on the Nasdaq Global Select Market, such other market or exchange where the Parent Common Stock is then traded) for the five (5) consecutive trading day period ending on (and including) the trading day immediately preceding the date the related Earn Out Payment has been earned.

“Permitted Encumbrances” means (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements and liens against the interest of the landlord with respect to any Leased Real Property; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) any minor imperfection of title or similar liens, charges or Encumbrances which individually or in the aggregate with other such liens, charges and Encumbrances does not impair the value of the property subject to such lien, charge or Encumbrance or the use of such property in the conduct of the Company Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Pre-Closing Taxes” means all Taxes of the Company for any period ending on or prior to the Closing Date (and in the case of a Tax period beginning before and ending after the Closing Date, the portion of such period through the Closing Date). In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by the income or receipts of the Company for the Pre-Closing Tax period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and, for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Pro Rata Share” means, with respect to any Person, the percentage obtained by dividing (i) the number of shares of Fully Diluted Company Capital Stock held by such Person immediately prior to the First Effective Time by (ii) the total number of shares of Fully Diluted Company Capital Stock issued and outstanding immediately prior to the First Effective Time.

“Product Candidate” means Brostallicin.

“Returns” means all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns (including any schedule or attachment thereto or amendment thereof) relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to, backup withholding and other payments to third parties.

“Saguaro Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Saguaro Sub by an officer or officers of Saguaro Sub at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Saguaro Sub is to enter into as a party thereto pursuant to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” means the certificate of merger between the Company and Saguaro Sub to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law and mutually agreed by Parent and the Company.

“Second Effective Time” means the time of the filing of the Second Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such later time as may be mutually agreed by Parent and the Company and set forth in such Second Certificate of Merger.

“Securities Act” means the Securities Act of 1933, as amended.

“Spreadsheet” has the meaning set forth in Section 3.4(c) hereof.

“Stockholder Representatives” means Lon Smith and Tom Hornaday, taken together, in their capacities as the representatives of the Company Stockholders under this Agreement, subject to the terms and limitations set forth in Section 9.9.

“Stock Option Plan” means the Company’s 2005 Stock Incentive Plan.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, capital stock, social security, unemployment, disability, registration, estimated, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether disputed or not, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (B) any Liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any Liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Total Closing Consideration” means twenty million dollars ($20,000,000).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement as follows:

Capitalized Term	Section Reference
Agreement	Preamble

Agreement Date	Preamble

Cactus Sub	Preamble

Cancellation Agreement	Section 2.1(a)(iv)

Certificates	Section 2.5(a)

Claim	Section 9.3(a)

Claims Period	Section 9.3

COBRA	Section 3.17(c)

Contested Claim	Section 9.6(b)

Company	Preamble

Company Benefit Arrangements	Section 3.17(a)

Company Employee Plan	Section 5.14

Company Indemnified Person	Section 6.8(a)

Company Representatives	Section 5.8(a)

Consent	Recitals

Continuing Employees	Section 6.9

D&O Insurance	Section 6.8(c)

Damages	Section 9.2

Employment Agreement	Recitals

ERISA	Section 3.17(a)

ERISA Affiliate	Section 3.17(a)

Escrow Agreement	Section 2.2

Exchange Agent	Section 2.5(a)

First Merger	Recitals

Governmental Permits	Section 3.15(b)

Holder	Section 6.5(b)

Indemnified Party	Section 6.5(e)(iii)

Indemnifying Party	Section 6.5(e)(iii)

Information Statement	Section 5.5

IRS	Section 3.8(a)

Leased Real Property	Section 3.10

Letter of Transmittal	Section 2.5(a)

Merger	Recitals

Mutual CDA	Section 5.9

Nonaccredited Holders	Section 2.1(a)(v)

Notice of Claim	Section 9.3(b)

Option	Section 2.1(d)

Parachute Payment Waiver	Section 5.12

Parent	Preamble

Parent Indemnified Person(s)	Section 9.2

Parent SEC Reports	Section 4.6(a)

Registration Effective Period	Section 6.5(c)(i)

Registration Expenses	Section 6.5(d)

Representative Expenses	Section 9.10(b)

Registration Statement	Section 6.5(b)

Registrable Shares	Section 6.5(a)

Saguaro Sub	Preamble

Second Merger	Recitals

SOX Act	Section 4.6(b)

Stockholder Approval	Section 3.3(d)

Stockholder Representatives	Preamble

Surviving Entity	Recitals

Suspension Period	Section 6.5(c)(iii)

Suspension Right	Section 6.5(c)(iii)

Third-Party Claim	Section 9.3(b)(ii)

Violation	Section 6.5(e)(i)

Voting Agreement	Recitals

WARN Act	Section 3.17(s)

ARTICLE II

THE MERGER

2.1 Conversion of Shares.

(a) First Merger.

(i) Conversion of Cactus Sub Common Stock. At the First Effective Time, each share of Cactus Common Stock that is issued and outstanding immediately prior to the First Effective Time shall be converted into one validly issued, fully paid and non-assessable share of the Company Common Stock, par value $0.001 per share, and the shares of the Company into which the shares of Cactus Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the First Effective Time.

(ii) Cancellation of Company-Owned Stock. Notwithstanding the provisions of Section 2.1(a)(iii) below, at the First Effective Time each share of Company Common Stock held by the Company immediately prior to the First Effective Time shall be cancelled and extinguished without any conversion thereof.

(iii) Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, at the First Effective Time, each share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time (including shares of Company Common Stock issued pursuant to Options exercised prior to the First Effective Time) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive a fraction of a share of Parent Common Stock equal to the quotient of (A) (x) the Total Closing Consideration divided by (y) the total number of shares of Fully Diluted Company Capital Stock issued and outstanding immediately prior to the First Effective Time, divided by (B) the Parent Stock Price. The number of shares of Parent Common Stock that each such Company Stockholder is entitled to receive for the shares of Company Capital Stock held by such Company Stockholder immediately prior to the First Effective Time shall be rounded down to the nearest whole share and computed after aggregating all shares of Company Capital Stock held by such Company Stockholder immediately prior to the First Effective Time. The preceding provisions of this Section 2.1(a)(iii) are subject to the provisions of Sections 2.2, 2.5, 2.6, 2.7, 2.8, 2.9 and 2.10.

(iv) Treatment of Options. The Board of Directors of the Company (or, if appropriate, any committee thereof) shall take all action necessary or desirable to provide the following with regard to outstanding stock options (each an “Option”) heretofore granted under the Stock Option Plan: (1) for holders who are not “accredited investors” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, each of whom are listed on Schedule 2.1(a)(iv) (collectively, the “Nonaccredited Holders”), the Company shall, prior to the First Effective Time, enter into an agreement (each a “Cancellation Agreement”) with such Nonaccredited Holders to cancel any Option held by such Nonaccredited Holders in exchange for (A) an amount equal to that holder’s Pro Rata Share of the Total Closing Consideration less the exercise price of the Options held by such Nonaccredited Holder, to be paid in cash, subject to the provisions of Section 2.2 regarding the Escrow Amount, and (B) a contingent right to receive such holder’s Pro Rata Share of the Earn Out Payments in cash in the event any such Earn Out Payment becomes due; and (2) for all holders of Options other than the Nonaccredited Holders, each Option held by such holder, whether or not then vested or exercisable, which remains outstanding immediately prior to the First Effective Time, shall be accelerated in full and each such holder of an Option shall, immediately prior to the First Effective Time, be entitled to exercise such Option in full and receive the consideration offered to Company Stockholders pursuant to the Merger as set forth in Section 2.1(a)(iii) above. At the First Effective Time, each Option not theretofore exercised or previously cancelled pursuant to a Cancellation Agreement shall be cancelled. After the Effective Time, any such cancelled Option shall no longer be exercisable by the former holder thereof, and no Person shall have any right under the Stock Option Plan or any other plan, program or arrangement with respect to the equity securities of the Surviving Entity. The Company shall have received a consent in writing from each Option holder waiving such holder’s right to thirty days’ notice of the acceleration pursuant to the terms of the Option.

(v) Effect of Agreements with Nonaccredited Company Stockholders. Notwithstanding anything to the contrary herein, the total amount of consideration to be paid to the Company Stockholders and the Nonaccredited Holders at or immediately prior to the First Effective Time, including (A) all amounts paid to Company Stockholders pursuant to Section 2.1(a)(iii), (B) all amounts paid to Nonaccredited Investors (other than the contingent future payments from the Earn Out Payments) pursuant to Section 2.1(a)(iv) and (C) all amounts placed on deposit with the Escrow Agent pursuant to Section 2.2, shall neither exceed, nor be less than, $20,000,000.

(vi) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the date hereof and prior to the First Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(b) Second Merger. Immediately following the First Effective Time, the Company as the surviving corporation of the First Merger shall merge with and into Saguaro Sub with Saguaro Sub as the Surviving Entity. At the Second Effective Time, (i) each share of Company Common Stock that is issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof, and (ii) the unit of ownership interest in Saguaro Sub that is issued and outstanding immediately prior to the Second Effective Time will continue to constitute the one validly issued, fully paid and nonassessable unit of the Surviving Entity. Such unit shall be the only unit of the Surviving Entity issued and outstanding immediately following the Second Effective Time.

(c) Limitation on Stock Issuance. Notwithstanding anything to the contrary herein, unless Parent obtains shareholder approval in accordance with NASDAQ rules to issue a greater number of shares, Parent shall not issue any Parent Common Stock under any provision of this Agreement, including but not limited to such issuance as part of the Total Closing Consideration or as part of the Earn Out Payments, if such issuance would constitute the issuance of greater than 19.9% of Parent’s outstanding stock at the time of this Agreement for purposes of the rules and regulations of the NASDAQ Stock Market, including but not limited to Rule 4350. All amounts payable under this Agreement shall be paid in either Parent Common Stock or cash.

2.2 Escrow. At the First Effective Time, Parent, Escrow Agent and the Stockholder Representatives shall have entered into an Escrow Agreement in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”). The Escrow Amount will be withheld from (a) the Total Closing Consideration otherwise deliverable to Company Stockholders eligible to receive shares of Parent Common Stock pursuant to Section 2.1(a)(iii) above and deposited by Parent and (b) the cash amounts payable to Nonaccredited Holders pursuant to the Cancellation Agreements as set forth in Section 2.1(a)(iv), and shall be held by the Escrow Agent in escrow for the payment of Damages to which any Parent Indemnified Person may be entitled under Article IX of this Agreement. At the First Effective Time, the Company Stockholders (other than Company Stockholders holding shares of Company Capital Stock which constitute Dissenting Shares) and the Nonaccredited Holders will be deemed to have received and deposited with the Escrow Agent the Parent Common Stock or cash, as applicable, representing the Escrow Amount, without any action by the Company Stockholders or Nonaccredited Holders, in accordance with each such Person’s Escrow Pro Rata Share. Subject to any claims for indemnification made by the Parent, the Escrow Amount shall be released (y) as shares of Parent Common Stock to the Company Stockholders and (z) as cash payments to the Nonaccredited Holders, in each case on the Expiration Date based on such Person’s Escrow Pro Rata Share. Approval by the Company Stockholders of this Agreement shall constitute approval of the Escrow Agreement and all arrangements relating thereto, including without limitation the placement of the Escrow Amount with the Escrow Agent and the appointment of the Stockholders’ Representatives as set forth in Section 9.10 below.

2.3 Earnout.

(a) Earnout Payment. In addition to the Total Closing Consideration issuable to the Company Stockholders pursuant to Section 2.1(a)(iii) hereof, the Company Stockholders shall, subject to, and upon achievement of, the goals set forth below, be entitled to receive the following (any such distributions made by Parent pursuant to Section 2.3(a) shall be hereinafter sometimes referred to individually as an “Earn Out Payment” and collectively as the “Earn Out Payments”):

(i) Upon receipt of written acknowledgement by the Surviving Entity or Parent or any of their Affiliates from the FDA regarding the acceptability of pivotal trial(s) for NDA approvability of Brostallicin (such NDA to be based on “context of vulnerability” studies focused on indications such as, but not limited to, fibrosarcoma (t12/16), tumors with DNA mismatched repair defects or GSH/.GST over-expressing tumors), Parent shall: (1) within five (5) days of receipt of such written acknowledgement provide the Stockholder Representatives with written notice thereof in accordance with Section 10.8 of this Agreement, (2) on or before ten (10) days following the receipt of such written acknowledgement, Parent shall deposit with the Exchange Agent an aggregate amount of five million dollars ($5,000,000) to be paid to the Company Stockholders and the Nonaccredited Holders as follows: to each of the Company Stockholders, such Company Stockholder’s Pro Rata Share as set forth on the Spreadsheet provided to Parent pursuant to Section 5.12 hereof in either (A) immediately available cash deposited by wire transfer or (B) stock certificates of Parent Common Stock, such election to be made by the Parent in its sole discretion, and to each Nonaccredited Holder, such Nonaccredited Holder’s Pro Rata Share as set forth on the Spreadsheet provided to Parent pursuant to Section 5.12 hereof in cash pursuant to the Cancellation Agreements, and (3) cause the Exchange Agent to pay cash or distribute shares of Parent Common Stock, as the case may be, in any case without interest, to the extent of the payments to be made to each Company Stockholder and each Nonaccredited Investor as set forth in clause (B) above. For purposes of this provision, the written acknowledgement from the FDA for NDA approvability based on pivotal trial(s) may be satisfied, for example, by receipt by the Surviving Entity or Parent or any of their Affiliates of a Special Protocol Assessment providing for approval of a protocol for such pivotal trial(s) that will act as the primary basis of an efficacy claim for such an NDA filing for Brostallicin or meeting minutes from the FDA.

(ii) Upon the receipt by the Surviving Entity or the Parent or any of their Affiliates from the FDA of notice of approval of a NDA for Brostallicin, Parent shall: (1) within five (5) days of receipt of such notice provide the Stockholder Representatives with written notice thereof in accordance with Section 10.8 of this Agreement, (2) on or before ten (10) days following the receipt of such notice, Parent shall deposit with the Exchange Agent an aggregate amount of ten million dollars ($10,000,000) to be paid to the Company Stockholders and the Nonaccredited Holders as follows: to each of the Company Stockholders, such holder’s Pro Rata Share as set forth on the Spreadsheet provided to Parent pursuant to Section 5.12 hereof in either (A) immediately available cash deposited by wire transfer or (B) stock certificates of Parent Common Stock, such election to be made by the Parent in its sole discretion, and to each Nonaccredited Holder, such holder’s Pro Rata Share Pro Rata Share as set forth on the Spreadsheet provided to Parent pursuant to Section 5.12 hereof in cash pursuant to the Cancellation Agreements, and (3) cause the Exchange Agent to pay cash or distribute shares of Parent Common Stock, as the case may be, in any case without interest, pursuant to the payments to be made to each Company Stockholder and each Nonaccredited Investor as set forth in clause (B) above

(iii) In the event either or both of the Earn Out Payments to the Company Stockholders are paid in shares of Parent Common Stock, the per share value of the

Parent Common Stock for such purpose shall be calculated based on the Parent Stock Price. Notwithstanding anything to the contrary herein, unless Parent obtains shareholder approval in accordance with NASDAQ rules to issue a greater number of shares, Parent shall not issue any Parent Common Stock as Earn Out Payments if such issuance would, when aggregated with all other issuances of stock under any provision of this Agreement, constitute the issuance of greater than 19.9% of Parent’s outstanding stock at the time of this Agreement for purposes of the rules and regulations of the NASDAQ Stock Market, including but not limited to Rule 4350. All payments shall be made in either Parent Common Stock or cash.

(iv) For purposes of the foregoing, “NDA” means a new drug application filed with the FDA as more fully defined in 21 C.F.R. §314.50 et. seq.

(b) Right of Set-Off. Notwithstanding anything to the contrary herein, Parent shall have the right to withhold and set-off against any amount due pursuant to this Section 2.3 up to ten percent (10)% of any amount earned, but unpaid to the Company Stockholders and Nonaccredited Holders, to which the Surviving Entity and the Parent may be entitled to from time to time as indemnity payments pursuant to Article IX hereof, including but not limited to Claims relating to matters that arise after the Expiration Date that relate to indemnification obligations that survive the Expiration Date.

(c) Conduct of the Company Business. Parent agrees to use, and to cause the Surviving Entity to use Commercially Reasonable Efforts to achieve each of the events giving rise to the Earn Out Payments as set forth above. Subject to Parent’s obligations set forth in the preceding sentence, the parties understand and agree that Parent shall have complete discretion with respect to all decisions related to the research, development, manufacture, marketing, pricing and distribution of any compounds, product candidates and business of the Surviving Entity and the Parent.

(d) Acknowledgement of the Parties. Parent, the Company and the Stockholder Representatives, on behalf of the Company Stockholders, acknowledge that (i) the Earn Out Payments to be made pursuant to this Section 2.3, if any, are an integral part of the consideration to be received by the Company Stockholders pursuant to this Agreement and the Merger, (ii) the Earn Out Payments, if made, are to be paid in accordance with Section 2.3(a) above and are not dependent upon the business, operations or results of Parent or any subsidiary of Parent, other than the Surviving Entity or any successor entity to whom all or substantially all of the Company Business is sold, transferred or assigned following the Second Effective Time, (iii) the right of the Company Stockholders to a portion of the Earn Out Payments, if any, is not transferable other than by operation of law, (iv) the right of Company Stockholders to a portion of the Earn Out Payments, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Parent and shall not entitle any Company Stockholder to any rights common to any holder of Parent Common Stock, and (v) the right of the Company Stockholders to the Earn Out Payments, if any, shall not bear any interest. In addition, by approving this Agreement, the Company Stockholders understand and agree that following the First Effective Time and except as set forth in Section 2.3(c): (A) Parent will not have any obligation or liability relating to any business plan of the Company or be legally bound by any such plan; (B) Parent shall have no obligation to consult with or discuss the business of the Surviving Entity and Parent with Company Stockholders; (C) Parent shall have no obligation to retain any employees of the Company; (D) the Company Stockholders shall have no claim against Parent or Surviving Company in connection with the Earn Out Payments, if any, except pursuant to this Section 2.3, and (E) subject to Parent/Surviving Entity’s obligations under this Section 2.3, the Earn Out Payments, if any, are contingent on the occurrence of the events set forth in Section 2.3(a) and there is no guarantee that such events will occur. Parent makes no representation and expresses no opinion as to the value of this Section 2.3 to the Company Stockholders.

2.4 The Closing. Subject to termination of this Agreement as provided in Article VIII, the Closing shall take place at the offices of Heller Ehrman LLP, 333 Bush Street, San Francisco, California 94104, on the Closing Date.

2.5 Effects of the Merger.

(a) At and upon the First Effective Time:

(i) the separate existence of Cactus Sub shall cease and Cactus Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the First Merger pursuant to the terms of this Agreement and the First Certificate of Merger;

(ii) the Certificate of Incorporation of the Company as surviving corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Cactus Sub as in effect immediately prior to the First Effective Time;

(iii) the Bylaws of the Company as the surviving corporation shall be amended and restated in their entirety to read as the Bylaws of Cactus Sub as in effect immediately prior to the First Effective Time;

(iv) the officers of Cactus Sub immediately prior to the First Effective Time shall be appointed as the officers of the Company as the surviving corporation immediately after the First Effective Time until their respective successors are duly appointed; and

(v) the members of the Board of Directors of Cactus Sub immediately prior to the First Effective Time shall be appointed as the members of the Board of Directors of the Company as the surviving corporation immediately after the First Effective Time until their respective successors are duly elected or appointed and qualified.

(b) At and upon the Second Effective Time:

(i) the separate existence of the Company shall cease and the Company shall be merged with and into Saguaro Sub, and Saguaro Sub shall be the Surviving Entity of the Second Merger pursuant to the terms of this Agreement and the Second Certificate of Merger;

(ii) the Certificate of Formation of Saguaro Sub shall continue unchanged (except the name of Saguaro Sub shall be as set forth in the Second Certificate of Merger), and be the Certificate of Formation of the Surviving Entity;

(iii) the Operating Agreement of Saguaro Sub shall continue unchanged and be the Operating Agreement of the Surviving Entity;

(iv) the sole member of Saguaro Sub immediately prior to the Second Effective Time shall continue to be the sole member of the Surviving Entity immediately following the Second Effective Time;

(v) the Manager of Saguaro Sub immediately prior to the Second Effective Time shall continue to be the Manager of the Surviving Entity immediately following the Second Effective Time.

2.6 Surrender of Certificates.

(a) Computershare Investor Services, LLC shall act as exchange agent (the “Exchange Agent”) in the Merger. As soon as reasonably practicable after the First Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the First Effective Time) of a certificate or certificates which immediately prior to the First Effective Time represented shares of Company Capital Stock (the “Certificates”) a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall be agreed upon by Parent and the Stockholder Representatives prior to distribution thereof and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify). Upon receipt of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other related documents as Parent or the Exchange Agent shall reasonably require, the Exchange Agent shall cause to be delivered to such Company Stockholder that portion of the Total Closing Consideration which such Company Stockholder has the right to receive pursuant to Section 2.1(a)(iii) as soon as reasonably practicable following the Exchange Agent’s receipt of such materials. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person in the Letter of Transmittal claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall, as soon as reasonably practicable following the receipt by the Exchange Agent of the foregoing documents issue in exchange for such lost, stolen or destroyed Certificate that portion of the Total Closing Consideration and any other amount payable pursuant to Section 2.1(a)(iii) represented by the lost, stolen or destroyed Certificate in exchange therefore which the Company Stockholder has the right to receive. The Board of Directors of Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement or bond against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(b) Following the applicable dates for distribution of the Earn Out Payments, if any, set forth in Section 2.3(a) hereof, Parent shall deposit with the Exchange Agent the Applicable Earn Out Payment, and the Exchange Agent shall deliver (1) to each Company Stockholder that portion of the Applicable Earn Out Payment which such Company Stockholder has the right to receive pursuant to Section 2.3(a) to the address set forth on such Company Stockholder’s Letter of Transmittal and (2) to each Nonaccredited Holder, that portion of the Applicable Earn Out Payment which such Nonaccredited Holders has the right to receive pursuant to its Cancellation Agreement; provided, however, that the Exchange Agent shall not deliver such portion of any Earn Out Payment to any Company Stockholder unless and until such Company Stockholder shall have delivered such holder’s Certificates and Letter of Transmittal and other required documents in accordance with the provisions of Section 2.5(a).

(c) Except as set forth in Section 2.1(a)(i), from and after the First Effective Time, no shares of Company Capital Stock or options to purchase Company Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing shares of Company Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law.

(d) At the First Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock shall thereafter be made. If, after the First Effective Time, Certificates formerly representing shares of Company Capital Stock are presented to Parent or the Surviving Entity, they shall be cancelled and exchanged for that portion of the Total Closing Consideration and the Applicable Earn Out Payments, if any, and any other amount payable with respect to such Company Capital Stock in accordance with this Article II.

2.7 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock shall have demanded and validly perfected appraisal rights pursuant to Section 263 of Delaware Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Total Closing Consideration, the Earn Out Payments, if any, or any other amount payable with respect to such Company Capital Stock in accordance with this Article II, but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect such stockholder’s appraisal rights as to such stockholder’s shares of Company Capital Stock, or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to this Article II in respect of such shares as if such shares had never been treated as Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.5, following the satisfaction of the applicable conditions set forth in Section 2.5, the portion of the Total Closing Consideration and any other amounts, to which such Company Stockholder would have been entitled under this Article II. The Company shall give Parent (i) prompt notice of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s appraisal rights in accordance with Delaware Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under such law. The Company agrees that, except with Parent’s prior written consent, it shall not make any payment or offer to make any payment with respect to, or settle or offer to settle, any such exercise of appraisal rights.

2.8 Tax Withholding. Parent or Parent’s agent shall be entitled to deduct and withhold from the Total Closing Consideration, any Earn Out Payment, and any other payment otherwise payable or otherwise deliverable pursuant to this Agreement to any to any holder or former holder of Company Capital Stock or Options the amounts required to be deducted or withheld under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment, or with respect to income arising from the lapse of vesting restrictions in connection with the Merger to the extent applicable withholdings have not previously been made by the Company. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of whom such deduction and withholding was made.

2.9 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Stock Price.

2.10 Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock which had been made available to the Exchange Agent and which have not been disbursed to holders of Company Capital Stock, and thereafter such holder of Company Capital Stock shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar law) with respect to the shares of Parent Common Stock upon due surrender of their Company Capital Stock, without any interest thereon. Neither Parent, Cactus Sub, Saguaro Sub nor Company shall be liable to any holder of Company Capital Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law following the passage of time specified therein.

2.11 Further Assurances. If, at any time before or after the First Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Closing, then the Company and Parent and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to carry out the purpose and intent of this Agreement.

2.12 Tax Consequences. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Neither Parent nor the Company has taken or will take any action, either before or after the Closing, which could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto shall timely satisfy or cause to be satisfied all applicable tax reporting and filing requirements with respect to the transactions contemplated hereby, including the reporting requirements of Treasury Regulations Section 1.368-3T; provided that the preceding covenant shall not be considered to have been breached by reason of actions consistent and in compliance with the agreements, covenants or obligations contained in this Agreement (or related documents), including but not limited to(a) payment of the cash by the Company to Nonaccredited Holders pursuant to

Section 2.1(a)(iv) and (b) payment by Parent of the Earn Out Payments in cash, as contemplated in Section 2.3(a)(i) and (ii). Subject to the foregoing, none of Parent, Cactus Sub, Saguaro Sub, or the Company makes any representation or warranty to Parent, Cactus Sub, Saguaro Sub, the Company or any holder of Company Capital Stock or Options regarding the tax treatment of the transactions arising under this Agreement or the transactions contemplated hereby, and any Company Stockholder consent solicitation materials, including the Information Statement, shall advise holders of Company Capital stock to seek independent advice regarding tax consequences to them of such transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth on the Company Disclosure Schedule, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct on and as of the date of this Agreement and shall be true and correct at all times through the Closing Date:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and corporate authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in the state of Arizona and in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company is so qualified or licensed in each state in the United States listed on Schedule 3.1 of the Company Disclosure Schedule. Schedule 3.1 of the Company Disclosure Schedule also contains a true and complete listing of the locations of all offices or facilities of the Company and a true and complete list of all states in which the Company maintains any employees. The Company is not in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

3.2 No Subsidiaries. The Company has does not own and has not owned, directly or indirectly, any equity or similar interest in any other Person, nor does it have any obligation to purchase any shares of stock, other securities or other form of investment in any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements to which it is a party and to consummate the Merger, subject to the approval of this Agreement and the transactions contemplated hereby by the Company Stockholders as set forth in Section 3.3(d). The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been unanimously approved and duly and validly authorized by the Company’s Board of Directors, the Company’s Board of Directors has found the Merger to be in the best interests of the Company Stockholders and determined to recommended it for approval by them and, upon receipt of the written consent of the Company Stockholders identified on Exhibit A-1 hereto, will be duly and validly approved by the Company Stockholders.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Authority or (ii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger (including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger), except for (i) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country; (iv) the consents and authorizations set forth on Schedule 3.3(b) of the Company Disclosure Schedule and (v) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company or Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements to which it is a party are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Required Vote of Stockholders. The affirmative vote or consent of the holders of a majority of the shares of the Company’s Common Stock that are issued and outstanding on the date on which the first Company Stockholder delivers to the Company a signed written consent approving the principal terms of this Agreement and the Merger is received by the Secretary of the Company (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of Company’s Capital Stock necessary to adopt this Agreement and approve the Merger. The record date under Delaware Law and the Certificate of Incorporation and the Bylaws of the Company for purposes of determining stockholders of the Company entitled to give consents with respect to the Stockholder Approval is the Agreement Date. The Stockholder Approval will be obtained within one (1) business day following the execution and delivery of this Agreement by the parties hereto in a manner fully in accordance with, and without any violation of, Applicable Law, and as of the Closing, the Stockholder Approval shall be signed by holders of not less than 95% of the Company’s Capital Stock as of the date of such consent.

3.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. As of the date of this Agreement, the total authorized capital stock of the Company consists solely of (i) 15,000,000 shares of Company Common Stock, of which 4,193,750 shares were issued and outstanding, and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares were issued and outstanding. As of the date of this Agreement no shares of Company Capital Stock were held in treasury. No shares of Company Capital Stock will be issued after the date of this Agreement, other than pursuant to exercise of Options outstanding as of the date of this Agreement, conversion of the Convertible Promissory Notes into shares of Company Preferred Stock, or upon further conversion of any shares of Company Preferred Stock issued upon conversion of the Convertible Promissory Notes into shares of Company Common Stock. As of the date of this Agreement, 1,150,000 shares of the Company’s Common Stock were reserved for issuance upon exercise of Options under the Stock Option Plan, 670,000 shares of which were subject to outstanding Options, and 5,000,000 shares of Company Preferred Stock were reserved for issuance on conversion of the Convertible Promissory Notes, which shares of Preferred Stock shall be convertible into shares of Company Common Stock at or prior to the First Effective Time at a rate of one-to-one. No shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(c) of the Company Disclosure Schedule, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(c) of the Company Disclosure Schedule. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued in all material respects in accordance with all applicable Federal and state securities laws, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance in all material respects with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

(b) No Other Rights. Other than the Options, the Parent Convertible Promissory Note, and the Convertible Promissory Notes, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except for the Voting Agreements, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

(c) Spreadsheet. Section 3.4(c) of the Company Disclosure Schedule sets forth a true, complete and accurate list of: (i) the names of all the Company Stockholders and holders of outstanding Options, Convertible Promissory Notes and/or any other equity interest or right to receive equity interests of the Company, their respective last known addresses and (where available) taxpayer identification numbers; (ii) the equity interest or interests held by such holder, including where applicable the number and type of shares of Company Capital Stock held by such Persons and the respective certificate numbers; (iii) the exercise price or strike price of each outstanding Option, the principal amount and accrued interest as of the date of delivery or update of the Spreadsheet, as applicable, and the conversion ratio of each

Convertible Promissory Note; (iv) the Company’s calculation of the number of shares of Parent Common Stock to be issued to each Company Stockholder upon the consummation of the Merger; (v) the Company’s calculation of the amount of cash to be issued to each Nonaccredited Holder upon the consummation of the Merger; (vi) the Escrow Pro Rata Share (expressed as a percentage) of each Company Stockholder and Nonaccredited Holder with respect to the Escrow Amount; (vii) the Pro Rata Share (expressed as a percentage) of each Company Stockholder and Nonaccredited Holder with respect to any Earn Out Payment, and (viii) any additional information requested by Parent in order for Parent to satisfy its information reporting obligations under Section 6043A of the Code (the “Spreadsheet”). All such information is true, complete and accurate as of the date hereof, and will be true and correct as of the date of any update thereto, and, as so updated, at the First Effective Time.

3.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Certificate of Incorporation or Bylaws of the Company, each as currently in effect; (b) any Applicable Law applicable to the Company, any of its assets or properties; or (c) assuming that all consents, waivers and approvals set forth on Schedule 3.3(b) of the Company Disclosure Schedule are obtained prior to the First Effective Time, any Company Material Contract, except in the cases of clause (c) where such conflict, termination, breach, impairment, violation or default would not have a Material Adverse Effect on the Company.

3.6 Regulatory Matters.

(a) To the Company’s knowledge, the manufacturing, processing, distribution, labeling and storage of pre-clinical and clinical trial supplies performed by or on behalf of the Company are in compliance in all material respects with all laws, rules and regulations administered or issued by the FDA and any other Governmental Authority responsible for regulating the Product Candidate.

(b) To the Company’s knowledge, all clinical investigations conducted or sponsored by the Company are being conducted in material compliance with all applicable experimental protocols, laws, rules and regulations, including the Good Clinical Practice requirements relating to informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects as set forth in 21 C.F.R. parts 50, 54, 56, 58 and 312, as well as federal and state laws, rules and regulations restricting the use and disclosure of individually identifiable health information.

(c) The Company has made available to Parent all material information in its possession or control with respect to the safety or efficacy of the Product Candidate. The Company is not to its knowledge in possession of information that would reasonably be expected to lead to the denial by the FDA of an application for regulatory approval pursuant to the Company’s current development plans for the Product Candidate as provided to Parent.

(d) The Company (i) has not received any FDA Form 483, notice of adverse finding, warning letters or other written correspondence or notice from FDA or any other

Governmental Authority alleging or asserting noncompliance with any Applicable Laws; (ii) has no knowledge or reason to believe that the FDA or any other such Governmental Authority is considering such action described in subsection (i) above; (iii) has no knowledge of any actual or threatened prosecution, injunction, seizure, civil fine, suspension, recall or other enforcement action or proceeding by the FDA or other Governmental Authority alleging that the Company is not currently in compliance with applicable laws, regulations or orders; and (iv) has no knowledge that any such Governmental Authority is considering such action described in subsection (iii) above; in each of (i) through (iv) above, except for such actions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company’s officers, employees or Affiliates is or has been the subject of any of the foregoing pending or threatened actions or proceedings.

(e) To the Company’s knowledge, no data generated by or on behalf of the Company is the subject of any regulatory action, either pending or threatened, by the FDA relating to the truthfulness of such data.

(f) The Company is not the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue, Material Facts, Bribery and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(g) Neither the Company nor any of its officers, employees or agents knowingly committed any act, made any statement or failed to make any statement that would reasonably be expected to provide the basis for the FDA to invoke its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy.

(h) Neither the Company nor any of its officers, employees or agents has received any notice that the FDA or any other Governmental Authority has initiated, or threatened in writing to initiate, suspend or terminate any Investigational New Drug Application sponsored by the Company, or to recall, suspend or otherwise restrict the manufacture of any pharmaceutical product of the Company.

(i) To the Company’s knowledge, all animal studies and other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Product Candidate either (x) have been or are being conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 C.F.R. Part 58, (y) were or are pilot safety studies or (z) involved or involve experimental research techniques that are not generally performed by registered GLP testing laboratories and have employed or employ procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company.

(j) There are no proceedings pending with respect to a violation by the Company of the FDCA, FDA regulations adopted thereunder or any other legislation or regulation promulgated by any other Governmental Authority, except for such proceedings as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7 Litigation. There is no material action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any Governmental Authority, arbitrator or mediator, nor to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no material judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company. To the Company’s knowledge, there is no basis for any person to assert a claim against the Company based upon the Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement of any Company Ancillary Agreement. The Company does not have any material action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.8 Taxes.

(a) Tax Returns and Audits.

(i) The Company (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member), (A) has properly completed and timely filed all foreign, federal, state, local and municipal tax and information returns related to Taxes (the “Returns”) required to be filed by it or on its behalf, (B) has timely paid all Taxes required to be paid by it for which payment was due, (C) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), (D) has made (or will make on a timely basis) all estimated Tax payments required to be made, and (E) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established. All such Returns are true, correct and complete, and the Company has provided Parent with true and correct copies of such Returns.

(ii) The Company is not delinquent in the payment of any Tax or in the filing of any Returns, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company.

(iii) The Company has not received any notification from the Internal Revenue Service (the “IRS”) or any other Taxing authority regarding any material issues that (i) are currently pending before the Internal Revenue Service or any other Taxing agency or authority (including any sales or use Taxing authority) regarding the Company, or (ii) have been raised by the IRS or other Taxing agency or authority and not yet finally resolved. No Return of the Company is under audit by the IRS or any other Taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable taxing agencies or authorities or adequate reserves therefore have been established and are reflected in the Company Balance Sheet.

(iv) No Tax liens are currently in effect against any of the assets of the Company other than liens that arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes nor has the Company agreed to any extension of time for filing any Return that has not been filed. The Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any taxing agency or authority.

(v) The Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or accrued on or prior to the Closing Date.

(vi) No taxable income or liability for Taxes has been realized or incurred (or prior to and including the Effective Time will be realized or incurred) since the Balance Sheet Date other than in the ordinary course of business.

(b) Withholding. The Company has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, to the Company’s knowledge, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income Taxes, and has timely filed all withholding tax Returns.

(c) Special Tax Status and Indemnification Obligations.

(i) The Company is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement.

(ii) The Company has never been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. The Company has no liability for the Taxes of any Person (other than the Company and the Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(iii) The Company has never filed any election under Section 341(f) of the Code. The Company is not a “personal holding company” within the meaning of the Code. The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the IRS all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(iv) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(d) No Tax Shelters. The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return. The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e) Deductions; Attributes. There is no contract, agreement, plan or arrangement to which the Company is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of the Company that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(f) Nonqualified Deferred Compensation.

(i) No payment pursuant to any arrangement between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any stock option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

(ii) All Options have been appropriately authorized by the Company’s Board of Directors or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. All Options granted to employees in the United States that are potentially subject to Section 409A of the Code have a per share exercise price which reflects the fair market value of the Company’s common stock as determined in good faith compliance with Section 409A of the Code on the date that the option was granted (within the meaning of United States Treasury Regulation §1.421-1(c)).

3.9 Company Financial Statements.

(a) Schedule 3.9(a) of the Company Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (i) are derived from and are in accordance with the books and records of the Company; and (ii) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments). The Company Financial

Statements, with the exception of the footnotes thereto, have been prepared in accordance with GAAP applied on a basis consistent with prior periods.

(b) The reserves, if any, reflected on the Company Financial Statements were reasonably established in light of the contingencies with respect to which they were made. The Company has no material Liabilities, except for those (i) shown on the Company Balance Sheet, (ii) that were incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices, and (iii) that were incurred in the transactions contemplated hereunder.

(c) Schedule 3.9(c) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(d) Schedule 3.9(d) of the Company Disclosure Schedule sets forth all Debt of the Company as of the date of this Agreement. All Debt may be prepaid at or prior to the Closing without penalty under the terms of the Contracts governing such Debt.

(e) The Company has kept all books of account and similar records of the Company and such books and records are true, complete and correct in all material respects and have been maintained in accordance with reasonable business practice, are in reasonable detail, and accurately and fairly reflect its transactions and the dispositions of its assets.

3.10 Title to Properties. The Company has good and valid title to all of its tangible assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business as presently conducted. Schedule 3.10 of the Company Disclosure Schedule sets forth a list of each fixed asset of the Company included on the Company Balance Sheet or acquired after the Balance Sheet Date, in any case of a value greater than $10,000. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet, to the extent required under GAAP to be reflected thereon. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in the Company Business are in good condition and repair, normal wear and tear excepted, except where the failure to be in such condition or repair would not reasonably be expected to have a Material Adverse Effect. All leases of real or personal property to which the Company is a party are fully effective and afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease. Schedule 3.10 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company (“Leased Real Property”). The Company has adequate ingress and egress into any real property used in the operation of the Company Business. A true and complete copy of each lease, sublease or other agreement under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all amendments, modifications and extensions thereof, all subordination, non-disturbance and/or attornement agreements related thereto, has been made available to Parent. Each such lease, sublease or other agreement is in written form and is valid, binding and in full force and effect in accordance with its terms, except as such enforceability may be limited by Applicable Laws affecting the enforcement of bankruptcy, creditors’ rights and by the effect of general principles of equity. The Company has not received any written notice of default under any lease and, to the knowledge of the Company, no event has occurred that with the giving of notice, the passage of time or both would constitute such a default. There are no brokerage commissions or finder’s fees due from the Company (whether now or hereafter due) which are unpaid with regard to any of the leases or leased real property. The Company does not own any real property.

3.11 Absence of Certain Changes. Since the Balance Sheet Date, the Company has operated the Company Business in the ordinary course consistent with its past practices, and since such date through the date hereof there has not been with respect to the Company any:

(a) Material Adverse Effect or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect;

(b) amendment or change in its Certificate of Incorporation or Bylaws (or other comparable charter documents);

(c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(d) acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $10,000 for any single Liability to a particular creditor;

(f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its material property or material assets, including Intellectual Property, properties or goodwill;

(g) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(i) material change or increase in the compensation payable or to become payable to any of its officers, directors, non-temporary employees, consultants, independent contractors or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, non-temporary employees, consultants, independent contractors or agents, or any material modification of any “nonqualified deferred compensation plan” as defined in Code Section 409A;

(j) material change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of non-temporary employees, or any material labor dispute or claim of unfair labor practices;

(k) Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(l) making by it of any loan, advance (except for normal and customary advances related to compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices) or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m) entering into, amendment of, relinquishment, termination or nonrenewal of any Contract or other agreement of the type required to be set forth on Schedule 3.12 of the Company Disclosure Schedule other than in the ordinary course of its business consistent with its past practices, any default by the Company under such Contract, or any written or oral indication or assertion by the other party thereto of any material problems with its services or performance under such Contract or such other party’s desire to so amend, relinquish, terminate or not renew any such Contract;

(n) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $25,000 or that was not entered into in the ordinary course of its business consistent with its past practices;

(o) making or entering into any Contract with respect to any acquisition, sale or transfer of any material property or material asset of the Company;

(p) any material change in accounting policies, methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), any change in Tax elections or methods or any revaluation of any of its assets;

(q) any deferral of the payment of any accounts payable, any alteration in any material respect of the customary practices with respect to the payment of accounts payable to the Company, or any discount, accommodation or other concession made in order to accelerate or induce the collection of any receivable other than in the ordinary course of business consistent with past practice;

(r) paid, directly or indirectly, any material Liability before the same became due and payable in accordance with its terms or otherwise than in the ordinary course of its business consistent with past practice;

(s) any change, or to its knowledge threat of change, in any of the Company’s relations with, or any loss of any of the Company’s suppliers, except as has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(t) any disposition of any material Intellectual Property which is or has been used in the Company Business; or

(u) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (t) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.12 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.12(a)-(s) of the Company Disclosure Schedule set forth a list of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties are bound, other than Contracts set forth in Section 3.17(a):

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $25,000 or more per year;

(b) any waiver or release of the Company’s material rights against a third party since the Balance Sheet Date;

(c) any Contract with any supplier that was one of the five (5) largest suppliers to the Company, based on amount paid or payable, for the six months ended June 30, 2007;

(d) any Contract (whether alliance, cooperation, joint venture, partnership or otherwise) pursuant to which the Company is required to, or obtains rights to, undertake the development or commercialization of any pharmaceutical product;

(e) any Contract with respect to (i) Intellectual Property that grants to a third party any rights to such Intellectual Property; (ii) Intellectual Property licensed to the Company by which the Company has obtained rights to such Intellectual Property; or (iii) Intellectual Property, other than Company Intellectual Property, which, pursuant to the terms thereof, requires or may require, upon the occurrence of certain events, payment by the Company in excess of $25,000 (except related to generally available software, equipment or other products);

(f) any Contract for or relating to the employment or engagement by it or any director, officer employee or consultant or any other type of Contract with any of its directors, officers employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director or officer on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(h) any Contract that restricts the Company or any of its officers, employees or agents (within the scope of their activities on behalf of the Company) from (i) engaging in any aspect of Company’s business, (ii) participating or competing in any line of business, market or geographic area, (iii) freely setting prices for Company’s products, services or technologies (including most favored customer pricing provisions), or (iv) soliciting potential employees, consultants, contractors or customers;

(i) any Contract limiting the ability of the Company to compete with any Person or limiting the ability of any Person to compete with the Company;

(j) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights with respect to the Company Capital Stock to any Person;

(k) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor;

(l) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(m) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(n) any Contract in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) except for Options or Convertible Promissory Notes and any Contracts directly related thereto;

(o) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise since inception;

(p) any Contract providing for the lease or license or sublease or sublicense of real property, or any Contract for the purchase or sale of any real estate or any interest therein (where Company is either seller or buyer) which requires payment by the Company in excess of $25,000;

(q) any Contract that provides rights to any Person other than the Company which are contingent upon a merger, consolidation or other “change in control” of the Company; or

(r) any other Contract that is material to it or its business, operations, financial condition, properties or assets, including any Contract that, if terminated, would have a Material Adverse Effect on the Company’s Business.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(r) of this Section 3.12 to be listed on Schedule 3.12 of the Company Disclosure Schedule has been made available to Parent. All Company Material Contracts are in written form.

3.13 No Default; No Restrictions.

(a) Each of the Company Material Contracts is in full force and effect. There exists no default or event of default under any Company Material Contract nor, to the knowledge of the Company is there any event, occurrence, condition or act, with respect to the Company or with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract other than in the ordinary course of business, (3) the right to accelerate the maturity or performance of any material obligation of the Company under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract. The Company has not received any written notice or, to the Company’s knowledge, oral notice or other communication regarding any actual or possible material violation or material breach of or default under, or intention to cancel or materially modify, any Company Material Contract. The Company has no government contracts or subcontracts.

(b) The Company is not a party to, and no asset or property of the Company is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company or, following the Effective Times, will restrict or prohibit the Surviving Entity or Parent, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company may sell, market, distribute or support any product or provide services or restricting the markets, customers or industries that the Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Company’s Disclosure Schedule contains a complete and accurate list of all Intellectual Property, including without limitation (i) all patents and patent applications issued or filed, together with all existing reissues, extensions and re-examinations thereof; (ii) trade names, common law trademarks, common law servicemarks, registered trademarks, registered servicemarks, and applications for trademark registration or service mark registration; (iii) registered and unregistered copyrights; and (iv) domain name registrations and websites used or held for use by the Company in the conduct of the Company Business, specifying as to each such item, as applicable: (A) the owner of the item, (B) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration or application number of the item; (D) the date of application and issuance or registration of the item, the dates of any deadlines associated with any item (due within ninety (90) days of the Agreement Date) and a brief description of the reason for such deadline. The Company owns or possesses sufficient legal rights to all Intellectual Property currently used by it in connection with the Company Business, free and clear of all liens (except Permitted Encumbrances). No patent or patent application set forth in Schedule 3.14(a) of the Company Disclosure Schedule owned by Company, or, to the Company’s knowledge, licensed to Company, has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) The Nerviano Supply Agreement and the Nerviano License each became effective on May 20, 2007 and each is in full force and effect and in good standing as of the Agreement Date and shall be in full force and effect and in good standing as of each of the Effective Times. The Company has provided to the Parent true and complete copies of each of the Nerviano License and the Nerviano Supply Agreement (including all schedules, appendices, attachments and amendments to each such agreement), there are no other agreements, written or oral, between the Company and Nerviano Medical Sciences S.r.l relating to the Nerviano License or the Nerviano Supply Agreement or, except as set forth in Schedule 3.14(b) of the Company’s Disclosure Schedule, in any way amending or purporting to amend such agreements. Neither the Company nor, to Company’s knowledge, Nerviano Medical Sciences S.r.l. is in material breach of or default under either the Nerviano License or the Nerviano Supply Agreement, nor, to the Company’s knowledge, is there any event, occurrence, condition or act with respect to the Company or Nerviano Medical Sciences, S.r.l. which, with the giving of notice, lapse of time or the happening of any other event or events or condition or conditions, would reasonably be expected to become a material breach or default under either the Nerviano License or the Nerviano Supply Agreement. The Company has confirmed by due inquiry Nerviano Medical Sciences, S.r.l.’s exclusive ownership of the NMS Patents (as that term is defined in the Nerviano License).

(c) Except as set forth on Schedule 3.14(c) of the Company Disclosure Schedule, the Company owns or is licensed or otherwise has the right to make, use sell, offer for sale, import or otherwise exploit, and to enforce against third parties, all Intellectual Property set forth on Schedule 3.14(a) and 3.14(b) of the Company Disclosure Schedule. Except as set forth in Schedule 3.14(c) of the Company Disclosure Schedule, the Company is not bound by or a party to any options, licenses or other agreements of any kind with respect to the Intellectual Property.

(d) No claim has been made by any third party, and no notice has been received from any third party, claiming that the Company Business infringes, dilutes, misappropriates or otherwise violates the intellectual property rights of any third party, or constitutes unfair competition or trade practices under any Applicable Laws. The Company does not have any pending or, to the Company’s knowledge, any threatened or anticipated claims that the Company has violated or infringed any intellectual property rights of a third party, and, to the Company’s knowledge, the Company has not infringed upon or otherwise violated the intellectual property of any third party. The Company has not given any indemnification, release or covenant to any third party with respect to such third party’s infringement or alleged infringement of Intellectual Property.

(e) All of the items listed in Schedule 3.14(a) of the Company’s Disclosure Schedule with respect to those owned by Company and to the Company’s knowledge with respect to those licensed by Company are valid and subsisting, and if owned by the Company, are held of record in the name of the Company free and clear of all Encumbrances (except Permitted Encumbrances), and are not the subject of any cancellation or re-examination proceeding or any other proceeding challenging their extent or validity. The Company is the applicant of record in all patent applications, and applications for registration of Intellectual Property rights indicated in Schedule 3.14(a) of the Company’s Disclosure Schedule as owned by the Company, and no opposition, extension of time to oppose, interference, rejection or refusal to register has been received with respect to any such application. To Company’s knowledge, no third party is infringing, misappropriating or making unlawful use of any Intellectual Property owned by the Company. The consummation of the Merger or any other transactions contemplated by this Agreement will not in any way impair any Intellectual Property.

(f) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of the trade secrets comprising Intellectual Property. None of the material trade secrets, know-how or other confidential or proprietary information of the Company has been disclosed to any Person unless such disclosure was beneficial (in Company’s reasonable discretion) and made pursuant to an appropriate confidentiality agreement.

(g) Each current and former officer or employee of the Company, and each current and former consultant of the Company that is named as an inventor on any of the invention disclosures, patents or patent applications comprising Intellectual Property set forth on Schedule 3.14(a) of the Company Disclosure Schedule and owned by the Company, has executed an agreement with the Company regarding confidentiality and proprietary information which obligates each such employee, officer or consultant to maintain as confidential such Intellectual Property (for so long as the Company does so) and the Company’s confidential information, and to assign, to the extent Applicable Law allows, to the Company any intellectual property developed by such employee or officer in connection with his/her employment by the Company, or developed by such consultant in connection with his/her consultation for the Company. To the Company’s knowledge, none of the Company’s employees, officers or consultants is in violation of any confidentiality and proprietary information agreement with the Company, and the Company has used commercially reasonable efforts to prevent any such violation.

3.15 Compliance with Laws.

(a) The Company is in compliance, in all material respects, with all Applicable Law.

(b) The Company holds all material permits, licenses and approvals from, and has made all material filings with, any Governmental Authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any material violation of Applicable Law (“Governmental Permits”) and all such Governmental Permits are valid and in full force and effect. The Company has not received, and has no knowledge of, any notice or other communication from any Governmental Authority regarding (i) any actual violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c) Neither the Company nor any director, officer, agent or employee of the Company has, for or on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.16 Certain Transactions and Agreements. None of the officers and directors of the Company, and no stockholder of the Company owning more than 1% of any class of Company Capital Stock, nor any immediate family member of an officer or director of the Company, has a direct ownership interest of more than 2% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company. None of said officers, directors, stockholders or of immediate family members of said officers, directors or stockholders, is a party to, or otherwise directly or indirectly interested in any Company Material Contract.

3.17 Employees, ERISA and Other Compliance.

(a) Schedule 3.17(a) of the Company Disclosure Schedule lists, with respect to the Company, any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, health, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment, executive compensation, consulting, service, severance or other similar agreements, written or otherwise (other than employment agreements or offer letters in the standard form provided to Parent), as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former officer, employee, consultant, advisor or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Benefit Arrangements”).

(b) The Company has furnished or made available to Parent a true, correct and complete copy of each of the Company Benefit Arrangements and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Benefit Arrangement which is subject to ERISA reporting requirements, provided to Parent true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Neither the Company nor any ERISA Affiliate has, maintains or sponsors any Company Benefit Arrangement intended to be qualified under Section 401(a) of the Code. The Company has also provided to Parent all registration statements, securities law filings and prospectuses prepared in connection with each Company Benefit Arrangement. All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined.

(c) None of the Company Benefit Arrangements promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Benefit Arrangement. Neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Benefit Arrangements. All contributions required to be made by the Company or any ERISA Affiliate to any Company Benefit Arrangement have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Benefit Arrangement for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Balance Sheet Date as a result of the operations of Company after the Balance Sheet Date). In addition, with respect to each Company Benefit Arrangement intended to include a Code Section 401(k) arrangement, the Company and its ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Benefit Arrangement is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur, any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Benefit Arrangement can be amended, terminated or otherwise discontinued after the Effective Times in accordance with its terms, without Liability to Parent or the Surviving Entity (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Benefit Arrangement subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Arrangement. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened, against or with respect to any Company Benefit Arrangement, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor or any action, suit or claim by a participant or a participant’s beneficiary.

(d) The Company has timely filed, and delivered or made available to Parent, for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, all material communications with participants, the IRS, the U.S. Department of Labor, or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees.

(e) The Company is in compliance in all material respects with all currently applicable legal requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. All employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities. The Company is not currently engaged, and has never engaged in, an arrangement whereby it leases employees or other service providers from another Person. The Company has paid in full or properly accrued to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, fees and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no ongoing or pending claims against the Company under any worker compensation insurance plan or policy or for long term disability. The Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(f) Each Company Benefit Arrangement has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations, including ERISA and the Code and further including without limitation (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder, and (vii) any counterparts to the above statutes or otherwise similar laws under any state or local law applicable to the Company. The Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or in violation by any other party to, any of the Company Benefit Arrangements.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under (other than as a result of the Company hiring and terminating eligible participants in the ordinary course of business), any Company Benefit Arrangement which would materially increase the expense of maintaining such Company Benefit Arrangement above the level of expense incurred with respect to such Company Benefit Arrangement for the most recent fiscal year included in the Company Financial Statements. No Company Benefit Arrangement will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(h) Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(i) Neither the Company nor ERISA Affiliate has, had, is or was a party to, or is making or has made any contribution to or otherwise incurred any obligation under, any plan which constitutes a “multiemployer plan” as such term is defined in Section 3(37) of ERISA or a “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(j) No employees of the Company are not fully available to perform work because of disability or other leave of absence. There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s current employees.

(k) None of the execution and delivery of this Agreement, the Company Ancillary Agreements the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits (except as set forth in the Stock Option Plan or otherwise required by this Agreement), (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(l) No benefit payable or that may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificates of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. The Company has no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.17(l) of the Company Disclosure Schedule.

(m) The Company is not a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company has no duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. The Company has no knowledge of any activities or proceedings of any labor union or plans to organize its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere in any material respect with the respective business activities of the Company. Neither the Company nor any of its representatives or employees, has committed any unfair labor practice in connection with the operation of the Company Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company, threatened, which individually or in the aggregate would result in material liability to the Company.

(n) To the knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 3.17(n) of the Company Disclosure Schedule, no management or other key employee of the Company has given notice to the Company, nor does the Company otherwise have knowledge, that any such management or other key employee intends to terminate his or her employment with the Company. The employment of each employee of the Company is “at will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees.

(o) The Company has made available to Parent prior to the date hereof, a true, correct and complete list of names, positions and rates of cash compensation (including base salary and bonus amounts) of all employees and consultants of the Company as of June 30, 2007.

(p) Every employee, consultant, independent contractor, and other agent of the Company has executed a proprietary information agreement in substantially the same form of such agreement provided to the Parent which is currently in full force and effect against such Persons.

(q) The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its non-temporary employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(r) None of the issued and outstanding shares of Company Common Stock are the subject of any election statement filed with the IRS under Section 83(b) of the Code.

3.18 Corporate Documents. The Company has made available to Parent for examination correct and complete copies of all documents listed in the Company Disclosure Schedule (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Certificate of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company; (c) the stock ledger and journal reflecting all stock issuances and transfers and all grants of restricted stock relating to the Company; and (d) all permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.

3.19 Merger Expenses. Neither the Company nor any Affiliate of the Company is obligated for the payment of any Merger Expenses other than as set forth on Schedule 3.19, which amount shall not exceed $500,000. Any Liability incurred by the Company or its Affiliates for any financial advisory fees, brokerage fees, commissions, finder’s fees, legal fees or accounting fees incurred directly or indirectly in connection with this Agreement or the transactions contemplated hereby will be borne by the Company or by the Company Stockholders. The Company has delivered to Parent copies of all agreements and engagement letters under which any of such Merger Expenses shall be paid.

3.20 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 3.20 of the Company Disclosure Schedule, including all legally required workers’ compensation and other insurance. Schedule 3.20 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. The Company has made available to Parent correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.

3.21 Environmental Matters. The Company and its predecessors and Affiliates are in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Company of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. The Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the knowledge of the Company (without any duty inquiry of the owner of any Leased Real Property), no current or prior owner of any property leased or possessed by the Company has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance, in all material respects, with any Environmental Law. All Governmental Permits held by the Company pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of the Company Disclosure Schedule.

3.22 No Existing Discussions. Neither the Company nor any director, officer, stockholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

3.23 Relationships with Suppliers. The Company has not received any written communication or notice of any fact, event or action, from, and there has not occurred or been threatened any action by, any supplier or any group of suppliers with whom the Company has a Contract disclosed on Schedule 3.12 of the Company Disclosure Schedule stating that such supplier or group of suppliers has substantially reduced or will substantially reduce the delivery of products at any time or will otherwise materially and adversely modify its business relationship with the Company.

3.24 Disclosure. None of the representations or warranties made by the Company (as modified by the Company Disclosure Schedule) in this Agreement, and none of the statements made in any certificate furnished by the Company pursuant to this Agreement contains, any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that, except as disclosed in a filing by Parent with the SEC made prior to the date hereof, the statements contained in this Article IV are true and correct on and as of the date of this Agreement and shall be true and correct at all times through the Closing Date:

4.1 Organization and Good Standing. Parent is a corporation duly organized and validly existing under the laws of the State of Washington and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Cactus Sub is a corporation, Saguaro Sub is a limited liability company, and each are duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Each of Parent, Cactus Sub and Saguaro Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Parent has made available to the Company true and complete copies of the currently effective Articles of Incorporation or Certificate of Incorporation, as applicable, and Bylaws of Parent and Cactus Sub, and the Certificate of Formation and Operating Agreement of Saguaro Sub, each as amended to date. Neither Parent nor Cactus Sub is in violation of its respective Articles of Incorporation or Certificate of Incorporation, as applicable, or Bylaws, each as amended to date. Saguaro Sub is not in violation of its Certificate of Formation or Operating Agreement, each as amended to date.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Cactus Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Cactus Sub Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by Cactus Sub of this Agreement, each of the Cactus Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Cactus Sub. Saguaro Sub has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Saguaro Sub Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by Saguaro Sub of this Agreement, each of the Saguaro Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Saguaro Sub.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent, Cactus Sub or Saguaro Sub to enable Parent, Cactus Sub or Saguaro Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Parent Ancillary Agreements, each of the Cactus Sub Ancillary Agreements, and each of the Saguaro Sub Ancillary Agreements or to consummate the Merger, except for: (i) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (ii) such filings and notifications as may be required to be made by Parent in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company or Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(c) Enforceability. This Agreement has been duly executed and delivered by each of Parent, Cactus Sub and Saguaro Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Cactus Sub Ancillary Agreements are, or when executed by Cactus Sub shall be, valid and binding obligations of Cactus Sub, enforceable against Cactus Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Saguaro Sub Ancillary Agreements are, or when executed by Saguaro Sub shall be, valid and binding obligations of Saguaro Sub, enforceable against Saguaro Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements, any of the Cactus Sub Ancillary Agreements or any of the Saguaro Sub Ancillary Agreements by Parent, Cactus Sub or Saguaro Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice, lapse of time or both), or constitute a default, or require the consent, release, waiver or approval of any third party under: (a) any provision of the Articles of Incorporation or Certificate of Incorporation, as applicable, or Bylaws of Parent or Cactus Sub, each as currently in effect; (b) any provision of the Certificate of Formation or the Operating Agreement of Saguaro Sub, as currently in effect; (c) any Applicable Law applicable to Parent, Cactus Sub or Saguaro Sub or any of their respective material assets or properties; or (d) any Contract filed (including by incorporation by reference) with any of the Parent SEC Reports or any other Contract to which Parent is a party or by which Parent’s material assets or properties are bound; except in the cases of clauses (c) and (d) where such conflict, termination, breach, impairment, violation or default would not be material to Parent’s, Cactus Sub’s or Saguaro Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements, the Cactus Sub Ancillary Agreements and the Saguaro Sub Ancillary Agreements.

4.4 Interim Operations of Merger Subs. Each of Cactus Sub and Saguaro Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Neither Cactus Sub nor Saguaro Sub has any liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, neither is a party to any agreement other than this Agreement and the Cactus Sub Ancillary Agreements or Saguaro Sub Ancillary Agreements, as applicable, and agreements with respect to the appointment of registered agents and similar matters.

4.5 Shareholders Consent. No consent or approval of the shareholders of Parent is required or necessary for Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

4.6 Filings with the SEC.

(a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, and has previously provided or made available to the Company true and complete copies of all reports filed by the Parent with the SEC since September 1, 2005 (the “Parent SEC Reports”).

(b) To the Parent’s knowledge, as of their respective filing dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act, the

Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) applicable to such Parent SEC Reports on the respective filing dates thereof (the “SOX Act”). To the Parent’s knowledge, each Parent SEC Report, when filed, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) To the Parent’s knowledge and except as disclosed in the Parent SEC Reports, each of the Parent financial statements (including the related footnotes) included in the Parent SEC Reports complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods covered thereby except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and an absence of complete footnotes.

4.7 Litigation. Except as disclosed in the Parent SEC Reports, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Parent or any of its subsidiaries (or against any officer, director, employee or agent of Parent or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with Parent or any of its subsidiaries) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of Parent, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened; except for such action, suit, arbitration, mediation, proceeding, claim or investigations which could not be reasonably expected to have a Material Adverse Effect. There is no material judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Parent or any of its subsidiaries. To Parent’s knowledge, there is no reasonable basis for any person to assert a claim against Parent based upon Parent’s entering into this Agreement or any Parent Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Parent Ancillary Agreement.

4.8 Compliance with Laws. Parent and its subsidiaries are in compliance in all material respects with all Applicable Law.

4.9 Brokers or Finders Fees. Any Liability incurred by Parent or its Affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby will be borne by Parent.

ARTICLE V

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the First Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article VIII, the Company covenants and agrees with Parent as follows:

5.1 Advice of Changes. The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that the Company knows would render any representation or warranty of the Company contained in Article III untrue or inaccurate such that the condition set forth in Section 7.2 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 7.2 would not be satisfied or (c) any change, event, circumstance, condition or effect that the Company knows would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Section 7.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Schedule.

5.2 Maintenance of Business.

(a) The Company shall use its Commercially Reasonable Efforts to carry on and preserve the Company Business, its reputation and its business relationships with material suppliers, key employees, independent contractors and others with whom the Company has contractual relations. If the Company becomes aware of any deterioration in the relationship with any material suppliers, key employee or independent contractor, it shall promptly bring such information to Parent ‘s attention in writing and, if requested by Parent, shall use commercially reasonable efforts to promptly restore the relationship.

(b) The Company shall (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other Liabilities when due, subject to good faith disputes over such Liabilities and (iii) comply in all material respects with Applicable Law.

(c) The Company shall assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent or waiver or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

(d) The Company shall maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, and shall maintain adequate insurance on its tangible assets and businesses in such amounts and against such risks and losses not less than is currently in effect.

5.3 Conduct of Business. Except as set forth on Schedule 5.3 of the Company Disclosure Schedule, the Company shall continue to conduct the Company Business in the ordinary and usual course consistent with its past practices, and the Company shall not, without Parent ‘s prior written consent:

(a)(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person; (ii) issue or sell any debt securities or guarantee any debt securities of another Person; or (iii) enter into any credit agreement, lines of credit or similar arrangements other than in the ordinary and usual course of business;

(b)(i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii)

forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract (except in connection with the conversion of the Convertible Promissory Notes into shares of Company Preferred Stock or the treatment of the Options as set forth in Section 2.1(a)(iv)), including any lease or sublease of real property;

(d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets or properties material to the Company Business (including any Intellectual Property);

(f) except as set forth in this Agreement or pursuant to plans, arrangements or agreements previously disclosed to Parent, (i) pay, or commit to pay, any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except, in the case of employees other than officers of the Company, for normal salary increases and bonus payments in the ordinary course of business consistent with past practice), (ii) amend or enter into any employment or consulting Contract with any such person, (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under any applicable law, including ERISA, or as necessary to maintain the qualified status of such plan under the Code) or (iv) materially modify any deferred compensation arrangement or plan;

(g) hire any additional officers or other non-temporary employees, or any consultants or independent contractors (except for hiring of employees to fill open positions), (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any of those individuals identified on Schedule 5.3(g) hereto, (iii) enter into, amend or extend the term of any employee or consulting agreement with any officer, non-temporary employee, consultant or independent contractor (except in the ordinary course of business consistent with past practice), or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable legal requirements);

(h) change any of its material accounting policies or methods, except for such changes as may be required by changes in GAAP or Applicable Law, as concurred with the Company’s independent accountants and after notice to Parent;

(i) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities, or pay or distribute any cash or property to any of its stockholders in respect of their shares of Company Capital Stock or make any other cash payment to any of its stockholders in respect of their shares of Company Capital Stock;

(j) terminate, waive or release any material right or claim;

(k) except in connection with the conversion of the Convertible Promissory Notes into shares of Company Preferred Stock or upon the exercise of Options, issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(l) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(m) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Parent, Cactus Sub or Saguaro Sub), acquire a substantial portion of the assets or a substantial portion of the equity of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(n) amend its Certificate of Incorporation or Bylaws or other comparable charter documents;

(o) materially change any insurance coverage;

(p)(i) agree to any audit assessment by any Taxing authority, (ii) file any material Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Parent for its review at a reasonable time prior to filing (provided that Parent will not unreasonably withhold or delay its consent to such filing), (iii) except as required by applicable law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) except in connection with the conversion of the Convertible Promissory Notes into shares of Company Preferred Stock in the manner approved by the Parent or the treatment of the Options as set forth in Section 2.1(a)(iv), modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(r) declare, set aside or pay any dividend on, or make of any other distribution in respect of, its capital stock, or authorize any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(s)(i) initiate any material litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(t)(i) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet, (2) the payment, discharge or satisfaction of Merger Expenses, and (3) in connection with the conversion of the Convertible Promissory Notes into shares of Company Preferred Stock, or (ii) make any capital expenditures, capital additions or capital improvements;

(u) defer the payment of any accounts payable other than in the ordinary course of business consistent with past practice; or

(v)(i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

For purposes of this Section 5.3, “Company Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.12 or Section 3.14 had such Contract been in effect on the date of this Agreement.

5.4 Regulatory Approvals. The Company shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Parent of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Parent. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted by a Governmental Authority regarding the transactions contemplated hereby, it is expressly understood that (i) none of Parent, any of its subsidiaries or the Company shall be under any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Parent shall not be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, its subsidiaries, the Company or any of their respective Affiliates, or the holding separate of the capital stock of the Company or any subsidiary of Parent or the Company.

5.5 Approval of Company Stockholders. The Company shall prepare an information statement (the “Information Statement”) in form and substance reasonably acceptable to Parent, with respect to the solicitation of written consents to approve this Agreement, the Merger and related matters. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement. Prior to the Closing Date and at the earliest practicable date following the Agreement Date, and in accordance with Applicable Law, the Company’s Certificate of Incorporation and Bylaws, the Company will distribute the Information Statement to the Company Stockholders and solicit written consents and waivers of appraisal rights from its stockholders (other than those from whom Consents executed and delivered immediately after the execution and delivery of this Agreement by the parties were received) to obtain their approval of this Agreement and the Merger, including the taking of any additional corporate actions as Parent may reasonably request or as may be necessary or appropriate for the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of the Company’s obligations under Section 262 of Delaware Law. In soliciting such written consent, the Board of Directors of the Company will recommend to the stockholders of the Company that they approve this Agreement and the Merger and shall use its reasonable best efforts to obtain the approval of the stockholders of the Company.

5.6 Amendments, Consents, Authorizations and Notices. The Company shall use its commercially reasonable efforts to obtain prior to Closing such written amendments, consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Entity (or Parent) to carry on the Company Business immediately after the First Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Contract, including such amendments, consents, authorizations and notices listed on Schedule 7.2(f) hereof.

5.7 Litigation. The Company shall notify Parent in writing promptly after receiving notice of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or, to the knowledge of the Company, threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

5.8 No Other Negotiations.

(a) The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, stockholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other Representatives (collectively, “Company Representatives”) to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Parent) concerning any Alternative

Transaction; (b) furnish any nonpublic information regarding the Company to any Person (other than Parent and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.8); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.8); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction. If any Company Representatives, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.8(a) to cause such Company Representatives not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.8(a).

(b) The Company shall notify Parent within 24 hours after receipt by the Company (or by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Parent fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Parent a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

5.9 Access to Information. The Company shall (i) allow Parent and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, and (ii) furnish promptly to such Persons all information and data concerning the business, employees, and operations of the Company (including product development) as Parent or any such other person may reasonably request, all subject to the terms of the Mutual Confidential Disclosure Agreement between the Company and Parent dated May 5, 2007 (the “Mutual CDA”).

5.10 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.11 Notices to Company Stockholders and Employees.

(a) The Company shall timely provide to the Company Stockholders and holders of Options all advance notice required to be given to such holders in connection with this Agreement and the transactions contemplated by this Agreement under any applicable Contracts and under Applicable Law. The Company shall give all advance notices required to be given to employees of the Company or any Governmental Authority under the WARN ACT, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law.

(b) The Company shall timely provide to the Company Stockholders and holders of Options all notices reasonably requested by the Parent to be given to such holders in connection with this Agreement and the transactions contemplated by this Agreement.

5.12 Spreadsheet. The Company shall prepare and deliver to Parent a draft of the Spreadsheet not later than five (5) Business Days prior to the Closing Date. The Company has taken or will take prior to the First Effective Time all action necessary to cancel any outstanding Options held by those Persons listed Schedule 2.1(a)(iv) of the Company Disclosure Schedule, pursuant to Section 2.1(a)(iv) hereof or otherwise.

5.13 Nonaccredited Holders. The Company shall, prior to the First Effective Time, enter into a Cancellation Agreement with any Nonaccredited Holders listed Schedule 2.1(a)(iv) of the Company Disclosure Schedule with respect to such Nonaccredited Holder’s Options. In addition, in the event any Company Stockholder or holder of an Option or other security convertible into Company Common Stock provide representation that such holder is not accredited at or before the First Effective Time, the Company shall notify the Parent of the identity of such holder, and, upon the request of the Parent in its sole discretion, such holder will be deemed a “Nonaccredited Holder” for the purposes of this Agreement and the Company shall enter into a Cancellation Agreement with such additional Nonaccredited Holder pursuant to Section 2.1(a)(iv) hereof, provided, however that in the event any such Nonaccredited Holder is a holder of Company Common Stock, then payment shall be made without deduction for any exercise price or price paid in respect of such shares. In the event the Company is required by the Parent to enter into an additional Cancellation Agreement that would require the Company to pay a such Nonaccredited Holder an amount in excess of the cash then available to the Company for such payment, as determined by the Company, then Parent shall advance such amounts necessary to make such payment against the amount of the Total Closing Consideration to be paid in Parent Company Stock at the First Effective Time. Notwithstanding anything to the contrary in this Agreement, in the event the Company’s requirement to enter into a Cancellation Agreement with one or more additional Nonaccredited Holders who are identified as Nonaccredited Holders after the date of this Agreement is the sole cause of the Company’s breach of one or more representations or warranties, covenants or agreements hereunder, the Company will not be required to indemnify the Parent or any Parent Indemnified Person hereunder against such breach.

5.14 Section 280G Matters.

(a) Parachute Payment Waivers. The Company shall obtain and deliver to Parent prior to the initiation of the requisite stockholder approval procedure under Section 3.3(d) a Parachute Payment Waiver, in substantially the form attached hereto as Exhibit C (“Parachute Payment Waiver”), from each Person who the Company reasonably believes is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 3.3(d), and who the Company has reasonably determined as having, receiving or having the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which each such Person shall agree to waive any and all right or entitlement to such parachute payments to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such parachute payments is obtained pursuant to Section 5.14(b).

(b) Stockholder Approval. The Company shall use Commercially Reasonable Efforts to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock, if any, provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.15 Termination of Benefit Plans. The Company shall take such actions in furtherance of termination of any Company employee benefit plan as Parent may reasonably require, provided, however, that Parent shall not require Company to take any action that would terminate health care coverage for Company employees prior to the transfer of such employees to a Parent health care plan. Parent shall have no liability for any liquidation charges, surrender charges or other fees triggered by the termination of any Company employee benefit plan.

5.16 Conversion of Promissory Notes. Prior to the First Effective Time the Company will convert in full all Convertible Promissory Notes into shares of Company Preferred Stock without the payment of any amount of the principal or interest due on such notes in cash and all such Company Preferred Stock shall be converted into Company Common Stock prior to the First Effective Time.

ARTICLE VI

PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the First Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article VIII, Parent covenants and agrees with the Company as follows:

6.1 Advice of Changes. Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent, Cactus Sub or Saguaro Sub contained in Article IV untrue or inaccurate such that the condition set forth in Section 7.3 would not be satisfied, or (b) any breach of any covenant or obligation of Parent, Cactus Sub or Saguaro Sub pursuant to this Agreement, any

Parent Ancillary Agreement, any Cactus Sub Ancillary Agreement or any Saguaro Sub Ancillary Agreement such that the condition set forth in Section 7.3 would not be satisfied.

6.2 Regulatory Approvals. Parent shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement, Cactus Sub Ancillary Agreement or any Saguaro Sub Ancillary Agreement. Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Parent with respect to such authorizations, approvals and consents. Parent shall promptly inform the Company of any material communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby. If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Parent shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request and provide a copy of such response to the Company. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Parent nor any of its subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its subsidiaries or Affiliates or the Company, or the holding separate of the shares of Company Capital Stock or (ii) the imposition of any limitation on the ability of Parent or any of its subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock.

6.3 Satisfaction of Conditions Precedent. Parent shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 7.1 and 7.3, and Parent shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

6.4 Nasdaq Global Select Market Listing. Parent shall, prior to the First Effective Time, file with The Nasdaq Global Select Market all required documentation with respect to the shares of Parent Common Stock comprising the consideration to be issued in the Merger. In the event Parent elects to make the Earn Out Payments in Parent Common Stock, Parent shall, prior to the issuance of Parent Common Stock comprising such Earn Out Payment, if any, file with The Nasdaq Global Select Market all required documentation with respect to the shares of Parent Common Stock comprising such Earn Out Payment.

6.5 Registration of Parent Common Stock.

(a) Registrable Shares. For purposes of this Agreement, “Registrable Shares” shall mean the shares of Parent Common Stock issued in the Merger (including shares of Parent Common Stock issued pursuant to Section 2.3(a), if any) but excluding shares of Parent Common Stock issued in the Merger that have been sold or otherwise transferred by the Company Stockholders who initially received such shares in the Merger in violation of this Agreement or applicable law. “Registrable Shares” shall also include any shares of Parent Common Stock issued to any Holder with respect to any Registrable Shares by way of stock dividend or stock split, or in connection with a combination, recapitalization, reorganization, merger or consolidation of Parent.

(b) Required Registration.

(i) On or before the date that is 180 days after the Closing Date, Parent shall use its commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-3 (or, if not then qualified to use Form S-3, on Form S-1 or such successor or other appropriate form) (a “Registration Statement”) under the Securities Act with respect to the Registrable Shares issued at the Closing, including the Escrow Shares, and to cause such Registration Statement to be declared effective by the SEC within such 180 day period. Parent shall deliver to each holder of Registrable Shares, including any permitted transferees reflected in the shareholder records of Parent (each, a “Holder”), in writing at the address set forth in the shareholder records of Parent, notice that such Registration Statement has been declared effective by the SEC within two (2) Business Days following such declaration by the SEC.

(ii) In the event that Parent issues additional Registrable Shares in any Earn Out Payment, Parent shall use its commercially reasonable efforts to prepare and file with the SEC a Registration Statement under the Securities Act with respect to the Registrable Shares issued in the Earn Out Payment on or before the date that is 45 days after the date any shares of Parent Common Stock are issued in any Earn Out Payment, and to cause such Registration Statement to be declared effective by the SEC within a reasonable period of time thereafter. Parent shall deliver to each Holder in writing at the address set forth in the shareholder records of Parent, notice that such Registration Statement has been declared effective by the SEC within two (2) Business Days following such declaration by the SEC.

(c) Effectiveness; Suspension Right.

(i) With respect to each Registration Statement, Parent will use commercially reasonable efforts to maintain the effectiveness of such Registration Statement continuously (subject to the Suspension Right set forth in Section 6.5(c)(iii)) until the earlier of the second anniversary of the date of the effectiveness of such Registration Statement and the date that all remaining outstanding Registrable Shares held by nonaffiliates can be sold pursuant to Rule 144(k) under the Securities Act (the “Registration Effective Period”), and during such Registration Effective Period, (a) prepare and file with the SEC such amendments (including post-effective amendments) to such Registration Statement and supplements to the prospectus contained therein as may be necessary to keep such Registration Statement continuously effective and in compliance with the provisions of the Securities Act applicable thereto so as to permit the prospectus forming a part thereof to be current and usable by the Holders for resales of the Registrable Shares and (b) take all lawful action such that such Registration Statement and any amendment thereto does not, when it becomes effective, and any prospectus forming a part of such Registration Statement and any amendment or supplement thereto does not, as of the date of delivery to the Holder, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, subject in each case to the following limitations and qualifications.

(ii) Following the date on which each Registration Statement is first declared effective, the Holders will be permitted (subject in all cases to Section 6.6(a) and Section 6.7 below) to offer and sell Registrable Shares during the Registration Effective Period in the manner described in such Registration Statement provided that such Registration Statement remains effective and has not been suspended.

(iii) Notwithstanding any other provision of this Section 6.5 but subject to Section 6.6, Parent shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Shares whenever, and only for so long as, in the reasonable judgment of Parent after consultation with counsel there is in existence material undisclosed information or events with respect to Parent (the “Suspension Right”). In the event Parent exercises the Suspension Right, such suspension will continue only for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Parent and its shareholders or until such time as the information or event is no longer material, each as determined in good faith by Parent (the “Suspension Period”), and the Registration Effective Period shall be extended by the total number of days as to which the Suspension Right is in effect. The Suspension Right shall not be invoked during any period when officers or directors of the Parent are permitted to trade in the Parent’s stock.

(d) Expenses. The costs and expenses incurred by Parent in connection with the performance of its obligations pursuant to this Section 6.5 and Section 6.6 including, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the selling shareholders), legal fees and disbursements of counsel for Parent, “blue sky” expenses, accounting fees and filing fees (the “Registration Expenses”) shall be borne by the Parent.

(e) Indemnification.

(i) To the extent permitted by Law, Parent will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, its officers, directors, shareholders or partners and each person, if any, who controls such shareholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any third party losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (A) any statement in a Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Parent will pay to each such Holder (and its officers, directors, shareholders or partners), underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with the investigating or defending of any such loss, claim, damage, Liability, or action; provided, however, that the indemnity agreement contained in this Section 6.5(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, Liability, or action if such settlement is effected without the consent of Parent; nor shall Parent be liable in any such case for any such loss, claim, damage, Liability, or action to the extent that it arises out of or is based upon (a) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the Registration Statement by any such Holder, (b) a Violation that would not have occurred if such Holder had delivered to the purchaser the version of the prospectus most recently made available by Parent to the Holder prior to the date of such sale, or (c) a Violation that occurs due to a breach by the Holder of the terms of this Agreement, including but not limited to delivery of a prospectus during a period when the Company has advised the Holder that use of such prospectus has been suspended.

(ii) To the extent permitted by law, each Holder will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter, any other Holder selling securities pursuant to the Registration Statement and any controlling person of any such underwriter or other shareholder, against any third party losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or action in respect thereto) arise out of or are based upon any Violation, in each case only to the extent of subsections (a), (b), and (c) of Section 6.5(e)(i) above, and such shareholder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.5(e)(ii) in connection with investigating or defending any such loss, claim, damage, Liability, or action; provided, however, that the indemnity agreement contained in this Section 6.5(e)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, Liability or action if such settlement is effected without the consent of the Stockholder Representatives, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution Liability of such shareholder under this Section 6.5(e)(ii) shall not exceed the net proceeds received by such shareholder in connection with sale of Registrable Shares pursuant to the Registration Statement.

(iii) Each person entitled to indemnification under this Section 6.5(e) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.5 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(iv) To the extent that the indemnification provided for in this Section 6.5(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, Liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable, by such Indemnified Party as a result of such loss, Liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, Liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement of omission.

6.6 Procedures for Sale of Parent Common Stock.

(a) Notice and Approval of Holders. If any Holder shall propose to sell any Registrable Shares pursuant to a Registration Statement, it shall notify Parent of its intent to do so (including the proposed manner and timing of all sales) at least five (5) full trading days prior to such sale, and the provision of such notice to Parent shall conclusively be deemed to establish and reconfirm an agreement by such shareholder to comply with the registration provisions set forth in this Agreement. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such Holder expressly for inclusion in the Registration Statement (as the same may have been superseded by subsequent such information) is accurate as of the date of such notice. At any time within such five (5) day period, Parent may delay the resale by such Holder of any Registrable Shares pursuant to the Registration Statement by exercising the Suspension Right if permitted to do so; provided, however, that in order to exercise this right, Parent must deliver (i) a certificate in writing to the Holder to such effect not later than the close of business on the second trading day following receipt of any such notice of Parent’s exercise of the Suspension Right, and (ii) written notice to such Holder immediately following such time that the Suspension Period has ended, whereupon Holder may sell the Registrable Shares set forth in the original notice immediately without further notice to Parent.

(b) Parent Obligations. In connection with the registration of the Registrable Shares pursuant to a Registration Statement, Parent shall use its commercially reasonable efforts to:

(i) during the Registration Effective Period with respect to such Registration Statement, comply with the provisions of the Securities Act with respect to the Registrable Shares covered by such Registration Statement;

(ii) furnish to each Holder, (A) as soon as reasonably practicable after such Registration Statement is filed with the SEC, one copy of such Registration Statement, each prospectus forming a part of such Registration Statement, and each amendment or supplement thereto, and (B) following the effective date of such Registration Statement, such number of copies of the prospectus and all amendments and supplements thereto and such other documents, as such Holder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such Holder;

(iii)(a) register or qualify the Registrable Shares covered by such Registration Statement under such securities or “Blue Sky” laws of all jurisdictions requiring Blue Sky registration or qualification, (b) prepare and file in such jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times during the Registration Effective Period, (c) take all such other lawful actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Effective Period, and (d) take all such other lawful actions reasonably necessary or advisable to qualify the Registrable Shares for sale in such jurisdictions; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to (I) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.6(b)(iii) or (II) file a general consent to service of process in any such jurisdiction;

(iv) cooperate with the Holders who hold Registrable Shares to facilitate the timely preparation and delivery of certificates for the Registrable Shares and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders reasonably may request and registered in such names as the Holders may request; and, within three (3) Business Days after such Registration Statement is declared effective by the SEC, deliver and cause legal counsel selected by Parent to deliver to the transfer agent for the Registrable Shares (with copies to the Holders) an appropriate instruction and, to the extent necessary, an opinion of such counsel, to facilitate the timely preparation and delivery of such certificates; and

(v) take all such other lawful actions reasonably necessary to expedite and facilitate the disposition by the Holders of their Registrable Shares in accordance with the intended methods therefor provided in the prospectus which are customary under the circumstances, including without limitation providing reasonable assistance in confirming (assuming the same is true) that a Holder is not an Affiliate of the Parent; provided, however, that such reasonable assistance shall not include in any case the preparation or delivery of an opinion of legal counsel with respect to any Holder’s status as an Affiliate; provided, further, that upon the request of a Holder, and in Parent’s sole discretion and at Holder’s sole expense, Parent may elect to prepare and deliver such an opinion of legal counsel.

6.7 Obligations of the Holders. In connection with the registration of the Registrable Shares pursuant to a Registration Statement, the Holders shall have the following obligations, which obligations shall be several and not joint:

(a) Prior to the first anticipated filing of such Registration Statement under Section 6.5 hereof, each Holder shall provide Parent with such information as may be required by Section 507 of Regulation S-K of the Securities Act, together with whatever confirmations, information requests, certificates or consents as may reasonably be requested by Parent.

(b) Each Holder by its acceptance of the Registrable Shares agrees to cooperate with Parent in connection with the preparation of such Registration Statement under Section 6.5 hereof.

(c) As promptly as practicable after becoming aware of such event, the relevant Holder shall notify Parent of the occurrence of any event, as a result of which the material submitted by such Holder for inclusion in the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Holder agrees that, following receipt of any notice from Parent of the occurrence of any event of the kind described in Section 6.6(a), it shall not dispose of Registrable Shares pursuant to such Registration Statement covering such Registrable Shares and, if so directed by Parent, such Holder shall deliver to Parent (at the expense of Parent) or destroy (and deliver to Parent a certificate of destruction) all copies in such Holder’s possession, of the prospectus, as amended or supplemented, covering such Registrable Shares current at the time of receipt of such notice.

6.8 Indemnification of Officers and Directors.

(a) For a period of six (6) years after the First Effective Time, Parent shall, and shall cause the Surviving Entity to, cause the Certificate of Formation and Operating Agreement of the Surviving Entity to contain provisions with respect to the indemnification and exculpation of any individual who on or prior to the First Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or who served at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “Company Indemnified Persons”) that are at least as favorable as the indemnification and exculpation provisions contained in the Certificate of Incorporation and Bylaws of the Company immediately prior to the First Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified, except to the extent required by Applicable Law.

(b) For a period of six (6) years after the First Effective Time, Parent shall, and shall cause the Surviving Entity, to maintain in effect, honor and fulfill in all respects the obligations of the Company under any and all indemnification in effect immediately prior to the First Effective Time between the Company and any of the Company Indemnified Persons, and shall not amend, terminate or otherwise modify any such agreements.

(c) For a period of six years after the First Effective Time, Parent shall cause the Surviving Entity to provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the First Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (a true and complete copy of which have been previously provided by the Company to Parent), or, if substantially equivalent insurance coverage is unavailable, the best available coverage, provided that such coverage can be provided at commercially reasonable rates. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid policy has been obtained by Parent or the Company for purposes of this Section 6.8(c), which policy provides such directors and officers with coverage for an aggregate period of six years following the First Effective Time with respect to claims arising from facts or events that occurred on or before the First Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policy has been obtained prior to the First Effective Time, Parent shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

6.9 Employee Benefits. Following the Closing Date, Parent shall provide the employees of the Company and any of its subsidiaries who are employed by Parent or one of its subsidiaries after the First Effective Time (“Continuing Employees”) with substantially the same benefits in the aggregate as those provided to similarly situated employees of Parent. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Parent employee benefit plan (other than a defined benefit plan) and to the extent permitted by applicable law, Parent shall provide that the Continuing Employees shall receive service credit under each Parent employee benefit plan (other than a defined benefit plan) for their period of service with the Company prior to the Closing, except where doing so would cause a duplication of benefits. All vacation accrued by Continuing Employees under the vacation policies of the Company shall be carried over by Parent and shall be permitted to be maintained up to the levels permitted under the applicable policy of the Company, if higher than the accrual limits under Parent’s vacation policies, for up to 12 months following the Effective Date. Parent shall waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any medical, dental and vision plans that such employees may be eligible to participate in after the Closing Date. Parent shall also provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, offsets and maximum out-of-pocket requirements (or similar payments) made under the Company Employee Arrangements for the year in which the Closing occurs under Parent’s medical, dental and vision plans for the purposes of satisfying any applicable deductible, out-of-pocket, maximum out-of-pocket requirements or similar requirements under any Parent in the year in which the Closing occurs.

6.10 Board Seat. The Nominating and Governance Committee of the Parent’s Board of Directors will consider for nomination to the Board of Directors one (1) individual recommended by the Company’s Board of Directors for election to the Parent’s Board of Directors; if the Nominating and Governance Committee of the Parent’s Board of Directors approves such individual for nomination and appointment to the Parent’s Board of Directors, such appointment shall occur as of the First Effective Time.

6.11 Audit of Company’s Financials. At the request of Parent prior to the Closing Date, Stonefield & Josephson, independent auditors to Parent, shall undertake an audit of the Company’s Financial Statements for the most recent fiscal year and for any other period which Parent may reasonably request. The Company and its directors, officers and employees shall provide such assistance to the independent auditors as may be requested by such auditors or by the Parent in the course of the auditor’s review.

ARTICLE VII

CONDITIONS TO CLOSING OF MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Certificates of Merger in accordance with the terms of Section 2.3, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained.

(b) Company Stockholder Approvals. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Applicable Law and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite Stockholder Approval, such approval to have been irrevocably obtained from a sufficient number of Company Stockholders to constitute the required approval under Applicable Law not later than one (1) business day following the execution of this Agreement and evidence thereof having been provided to Parent within that time.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company by Parent after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

7.2 Additional Conditions to Obligations of Parent, Cactus Sub and Saguaro Sub. The obligations of Parent, Cactus Sub and Saguaro Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent, Cactus Sub and Saguaro Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement or except where any such failure of a representation or warranty to be so true and correct would not reasonably be expected to result in a Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by of the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Dissenting Stockholders. Holders of not more than five percent (5%) of the issued and outstanding Company Capital Stock as of the Closing shall have elected to, or continue to have contingent rights to, exercise appraisal rights under Delaware Law as to such shares.

(d) Consent to Assignment of Contracts. Parent shall have received evidence satisfactory to Parent of the consent to assignment of any Person whose consent to assignment may be required in connection with the Merger or any other transaction contemplated by this Agreement under the Contracts listed or described on Schedule 7.2(f) hereto.

(e) Resignations of Directors and Officers. Except as otherwise determined by Parent, the persons holding the positions of a director or officer of the Company, in office immediately prior to the First Effective Time, shall have resigned from such positions in writing effective as of the First Effective Time.

(f) Spreadsheet. Parent shall have received an updated Spreadsheet from the Company and a certificate executed on behalf of the Company by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete and accurately sets forth the information required to be disclosed therein, as of the Closing Date; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Spreadsheet is accurate and shall not diminish Parent ‘s remedies hereunder if the Spreadsheet is not accurate.

(g) Good Standing Certificates. Parent shall have received a certificate from the Office of the Secretary of State of the State of Delaware and each other State in which the Company is qualified to do business as a foreign corporation certifying that the Company is in good standing and that all applicable taxes and fees of the Company through and including the Closing Date have been paid.

(h) FIRPTA. Parent shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to Parent, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(i) Opinion of the Company’s Counsel. Parent shall have received an opinion dated the Closing Date of Wilson Sonsini Goodrich & Rosati, PC, counsel to the Company, as to the matters set forth on Exhibit D.

(j) Secretary’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) Certificate of Incorporation, (B) Bylaws, (C) board resolutions approving the Merger and adopting this Agreement and resolving to recommend this Agreement to the holders of Company Capital Stock, (D) stockholder resolutions adopting this Agreement and approving the Merger and (E) other matters which Parent may reasonably request to facilitate the adoption of this Agreement and the consummation of the transactions contemplated hereby.

(k) Employment Agreements. Each of the Employment Agreements shall have been executed by each of Jeffrey Jacob and Tim Williamson and remain in full force and no action shall have been taken by the parties thereto to rescind such document.

(l) Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of stockholders of the Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.

(m) No Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any Governmental Authority, arbitrator or mediator, nor to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened which could have the effect of preventing the Merger or the consummation of the transactions contemplated hereunder or that would otherwise be reasonably expected to have a Material Adverse Effect on the Company.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Parent, Cactus Sub and Saguaro Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent, Cactus Sub and Saguaro Sub. Parent, Cactus Sub and Saguaro Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect

(c) Absence of Certain Changes and Events. Except as set forth in the Parent SEC Reports filed prior to the date hereof, since the date of the most recent financial statements included in the filed Parent SEC Reports filed prior to the date hereof, there has not occurred any Material Adverse Effect. .

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the First Effective Time by the mutual written consent of Parent and the Company.

8.2 Unilateral Termination.

(a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on October 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VII to be fulfilled or satisfied on or before such date.

(c) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the First Effective Time if the other has committed a breach of (i) any of its representations and warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within thirty (30) days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(c) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VII, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d) Parent, by giving written notice to the Company, may terminate this Agreement if (i) the Company’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, or (ii) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Company’s Board of Directors in connection therewith does not within ten (10) Business Days of Parent’s request to do so reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction.

8.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Cactus Sub, Saguaro Sub or the Company or their respective officers, directors, manager, shareholders, member or Affiliates; provided, however, that (i) the provisions of this Section 8.3, Section 8.4 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any willful and material breach of any of such party’s representations, warranties or covenants contained herein.

8.4 Fees and Expenses. Except as expressly provided otherwise herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accountants and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES; CONTINUING COVENANTS

9.1 Survival. Except as otherwise provided herein, if the Merger is consummated, all representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the Effective Times and remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Expiration Date; provided, however, that the representations and warranties of the Company contained in Section 3.3, Section 3.4, Section 3.8 and Section 3.14(b) shall remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations; provided, however, that no right to indemnification pursuant to this Article IX in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Parent Indemnified Person under this Article IX or otherwise to seek recovery of Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company until the expiration of the applicable statute of limitations with respect thereto. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article V and Article VI) shall expire and be of no further force or effect as of the First Effective Time, except to the extent such covenants provide that they are to be performed after the First Effective Time; provided, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant. If the Merger is consummated, the representations and warranties of Parent, Cactus Sub and Saguaro Sub contained in this Agreement and the certificates of Parent delivered pursuant to Section 7.3 shall expire and be of no further force or effect as of the Expiration Date.

9.2 Agreement to Indemnify. Each Company Stockholder and Nonaccredited Holder shall severally (based on each such holder’s Escrow Pro Rata Share with respect to the Escrow Amount and such holder’s Pro Rata Share in all other instances), and not jointly, indemnify and hold harmless Parent and its officers, directors, agents, representatives, shareholders and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all losses, costs, damages, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs) but net of any recoveries under existing insurance policies or indemnities from third parties (hereinafter collectively referred to as “Damages”), directly or indirectly arising out of, resulting from or in connection with:

(a) any failure of any representation or warranty made by the Company in this Agreement (as modified by the Company Disclosure Schedule) to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, which shall be true and correct as of such specific date or dates);

(b) any failure of any certification, representation or warranty made by the Company pursuant to Section 7.2 to be true and correct as of the date such certificate is delivered to Parent;

(c) any breach of any of the covenants or agreements made by the Company in this Agreement; or

(d) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Article II upon the exchange of Dissenting Shares.

In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct, any materiality standard or qualification (including a Material Adverse Effect qualification) contained in such representation or warranty shall be disregarded.

9.3 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person of a Company Stockholder or Nonaccredited Holder for Damages under this Article IX.

(b) Parent may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person, and Parent shall give written notice of a Claim executed by an officer of Parent (a “Notice of Claim”) to the Stockholder Representatives after Parent becomes aware of the existence of any potential claim by an Parent Indemnified Person for indemnification from the Company Stockholders and Nonaccredited Holders under this Article IX, arising from or relating to:

(i) Any matter specified in Section 9.2; or

(ii) the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Parent or such other Parent Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 9.2.

The period during which claims may be initiated (the “Claims Period”) for indemnification shall commence at the First Effective Time and terminate on the Expiration Date; provided, however, that the Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with any failure of any of the representations and warranties contained in Section 3.3, Section 3.4 and Section 3.8 (or any other provision of this Agreement relating to Taxes) to be true and correct as aforesaid shall commence at the First Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Stockholder Representatives prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of Parent in giving the Stockholder Representatives a Notice of Claim shall relieve the Stockholder Representatives or any Holder from any of its obligations under this Article IX unless (and then only to the extent that) the Stockholder Representatives, the Company Stockholders or the Nonaccredited Holders are materially prejudiced thereby.

9.4 Limitations.

(a) Minimum Losses. Except with regard to the representations and warranties of the Company contained in Section 3.3, Section 3.4, Section 3.8 and Section 3.14(b), the Company Stockholders and the Nonaccredited Holders shall not have any obligation to indemnify any Parent Indemnified Person in connection with any Damages pursuant to this Article IX unless and until the aggregate amount of all Damages incurred by such Parent Indemnified Person exceeds $100,000, at which time the Company Stockholders and the Nonaccredited Holders shall be obligated to indemnify the Parent Indemnified Person for the amount of such Damages in excess of $100,000.

(b) Sole and Exclusive Remedy. The Escrow Amount and the right of set-off against any Earn Out Payment described in Section 2.3(b) shall be the sole and exclusive remedy for any and all Claims by Parent or a Parent Indemnified Person for Damages, except with respect to Claims for Damages related to fraud, willful breach or intentional misrepresentation by the Company or Claims for Damages related to Section 3.3, Section 3.4 or Section 3.8.

9.5 Defense of Third-Party Claims.

(a) Parent shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Parent may seek indemnification pursuant to a Claim made by any Parent Indemnified Person hereunder.

(b) The Stockholder Representatives shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Stockholder Representatives does not affect any privilege relating to the Parent Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter, except with the consent of the Stockholder Representatives, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Stockholder Representatives shall have objected within 20 days after a written request for such consent by Parent.

9.6 Contents of Notice of Claim. Each Notice of Claim by Parent given pursuant to Section 9.3 shall contain the following information:

(i) that Parent or another Parent Indemnified Person has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be an amount estimated in good faith and may be the amount of Damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to Liability for Damages to such Parent Indemnified Person under this Article IX); and

(ii) a brief description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Parent) and copies of any formal demand or complaint, the amount of Damages (to the extent known or if unknown, a good faith estimation of such Damages), and the basis for such anticipated Liability, including the specific nature of the breach hereunder to which such Liability is related.

9.7 Resolution of Notice of Claim. Each Notice of Claim given by Parent shall be resolved as follows:

(a) If the Stockholder Representatives shall have consented in writing, on behalf of all Company Stockholders and Nonaccredited Holders, to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article IX, then Parent shall be entitled to deduct from the Escrow Amount or offset from any Applicable Earn Out Payment, as the case may be, the amount set forth in the Notice of Claim. For purposes of deductions from the Escrow Amount or set off against any Applicable Earn Out Payment pursuant to this Article IX, the Parent Common Stock shall be valued at the Parent Stock Price as defined with respect to such source of remedy regardless of the actual trading price of the Parent Common Stock on the date of such deduction.

(b) If the Stockholder Representatives shall not have consented in writing, on behalf of all Company Stockholders and the Nonaccredited Holders, to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article IX within the thirty (30) Business Days after a Notice of Claim is received by the Stockholder Representatives, then Parent and the Stockholder Representatives shall attempt in good faith for thirty (30) Business Days thereafter to resolve such objection. If Parent and the Stockholder Representatives shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(c) If no such agreement can be reached during such thirty (30) Business Day period either Parent or the Stockholder Representatives may seek binding arbitration using American Arbitration Association Commercial Rules, such arbitration to be held in San Francisco, California. The decision of the arbitrator shall be nonappealable, binding and conclusive upon the parties to this Agreement.

(d) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. For purposes of this Section 9.7(d), in any arbitration hereunder in which any claim or the amount thereof stated in a Notice of Claim is at issue, Parent shall be deemed to be the non-prevailing party unless the arbitrator awards Parent more than fifty percent (50%) of the amount in dispute, in which case the Company Stockholders and the Nonaccredited Holders shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses and fees and the expenses and fees of the prevailing party, including attorney’s fees and costs, reasonably incurred in connection with such arbitration. The resolution of any objections to claims set forth in a Notice of Claim delivered to the Stockholder Representatives following the Expiration Date shall be conducted in accordance with the procedures set forth in Section 9.5 and this Section 9.6.

9.8 Release of Remaining Escrow. Within five (5) Business Days following the Expiration Date, Escrow Agent shall, pursuant to the Escrow Agreement, deliver to the Company Stockholders and the Nonaccredited Holders at the address set forth in their respective Letters of Transmittal or as otherwise provided to the Escrow Agent all of the remaining Escrow Amount (if any) in excess of any portion of the Escrow Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representatives before the Expiration Date. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then the Escrow Amount shall not terminate as to the disputed amount and the Escrow Agent shall retain possession and custody of that portion of the Escrow Amount that equals the total maximum amount of Damages then being claimed by Parent Indemnified Persons in all such unresolved, unsatisfied or disputed Claims. Once such Claims have been resolved, the Escrow Agreement shall be terminated, the Escrow Amount shall be liquidated and the Escrow Agent shall deliver to the Company Stockholders and the Nonaccredited Holders all of the remaining Escrow Amount (if any) not required to satisfy such Claims.

9.9 Tax Consequences of Indemnification Payments. All payments (if any) made to an Parent Indemnified Person pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

9.10 Appointment of Representatives.

(a) By voting in favor of the Merger or participating in the Merger and accepting the benefits thereof, each Company Stockholder shall be deemed to have approved the designation of and designates the Stockholder Representatives as the representatives of the Company Stockholders and as the attorneys-in-fact and agents for and on behalf of each Company Stockholders with respect to claims for indemnification under this Article IX, and the taking by the Stockholder Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representatives under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Parent (on behalf of itself of any other Parent Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Parent of all or a portion of the Escrow Amount in satisfaction of indemnification claims by Parent or any other Parent Indemnified Person pursuant to this Article IX; (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, (i) indemnification claims by Parent or any other Parent Indemnified Person pursuant to this Article IX or (ii) any dispute between any Parent Indemnified Person and any such holder, in each case relating to this Agreement; (d) receive notices and take such actions as may be necessary or desirable pursuant to Section 2.3; and (e) take all actions necessary or appropriate in the judgment of the Representatives for the accomplishment of the foregoing. The Stockholder Representatives shall have authority and power to act on behalf of each Company Stockholder and Nonaccredited Holder with respect to the disposition, settlement or other handling of all claims under this Article IX and all rights or obligations arising under Section 2.3 or this Article IX. The Company Stockholders and the Nonaccredited Holders shall be bound by all actions taken and documents executed by the Representatives in connection with Section 2.3 or this Article IX, and Parent and other Parent Indemnified Persons shall be entitled to rely on any action or decision of the Stockholder Representatives. The individuals serving as the Stockholder Representatives may be replaced from time to time by the holders of a majority Escrow Pro Rata Share of the Escrow Amount then on deposit with Parent upon not less than ten days prior written notice to Parent. No bond shall be required of the Stockholder Representatives, and the Stockholder Representatives shall receive no compensation for their services. Notices or communications to or from the Stockholder Representatives shall constitute notice to or from each of the Company Stockholders and the Nonaccredited Holders.

(b) The Stockholder Representatives may incur out-of-pocket expenses (including reasonable attorney’s fees and court costs) on behalf of the Company Stockholders and Nonaccredited Holders in their capacity as Stockholder Representatives, including with respect to the determination of the indemnification obligations of the Company Shareholders under Section 9.2(a) hereof (collectively, the “Representative Expenses”). If not paid directly to the Representatives by the Company Shareholders, the Representative Expenses may be recovered from (a) the Applicable Earn Out Payments, if any, to be distributed to the Company

Stockholders and the Nonaccredited Holders, provided, that, the Representative shall have delivered a notice to Parent not less than five (5) Business Days prior to the date such Applicable Earn Out Payment is to be distributed setting forth the amount of such Representative Expenses to be paid to the Stockholder Representatives, or (b) from the Escrow Amount upon request by the Stockholder Representatives, provided however that the aggregate amount of all Representative Expenses to be paid from the Escrow Amount shall not exceed $100,000, and in either case such recovery will be made from the Company Stockholders and Nonaccredited Holders according to their respective Escrow Pro Rata Shares.

(c) In performing the functions specified in this Agreement, the Stockholder Representatives shall not be liable to any Company Stockholder or Nonaccredited Holder in the absence of gross negligence or willful misconduct on the part of the Stockholder Representatives. Each Company Stockholder and Nonaccredited Holder shall severally (based on each such holder’s Escrow Pro Rata Share), and not jointly, indemnify and hold harmless the Stockholder Representatives from and against any loss, Liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Representatives and arising out of or in connection with the acceptance or administration of his duties hereunder, including any Representative Expenses.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. During the period prior to the First Effective Time and as to matters contemplated by Section 10.5, the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware, solely with respect to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceedings for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. During such period and as to such matters, the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.8 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie in the State of Delaware.

10.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to use their good faith efforts to negotiate to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

10.5 Other Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the manner contemplated by Section 10.1.

10.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 10.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the First Effective Time, each of Company and Parent, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.7 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.8:

If to Parent, Cactus Sub or Saguaro Sub:

Cell Therapeutics, Inc.

501 Elliott Ave. W, Suite 400

Seattle, WA 98119

Attention: Dr. James A. Bianco

Fax No.: (206)

with a copy to:

Heller Ehrman, LLP

333 Bush Street

San Francisco, CA 94104

Attention: Karen Dempsey

Fax No.: (415) 772-6268

If to the Company:

Systems Medicine, Inc.

4320 N. Campbell Avenue Suite 226

Tucson, AZ 85718

Attention: Chief Executive Officer

Fax No.: (866) 513-6059

with a copy to:

Wilson Sonsini Goodrich and Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: J. Casey McGlynn

Robert Ishii

Fax No.: (650) 493-6811

If to Messrs. Smith or Hornaday, in their capacity as Stockholder Representatives:

Dr. Lon Smith

STOH Ventures Two, Ltd.

7979 Wurzbach, Suite U 420

San Antonio, Texas 78229

Fax No.:

Tom Hornaday

2400 E Arizona Biltmore Circle #1135

Phoenix, Arizona 85016

Fax No.:

10.9 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.10 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement, except that (a) Article IX is intended to benefit the Parent Indemnified Persons and (b) following the First Effective Time, Article II and Article IV are intended to benefit the Company Stockholders and the Nonaccredited Holders, provided, however that any actions brought on behalf of the Company Stockholders or Nonaccredited Holders shall be brought by the Stockholder Representatives.

10.11 Public Announcement. Parent and the Company shall agree on the form of joint press release announcing the execution of this Agreement. Each party shall not, and with respect to the Company, the Company shall cause each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with the other party’s relationship with the subject party in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written consent of the other party, unless required by law (in which case the subject party shall, prior to any such disclosure and subject to Applicable Law, give notice to the other party that such disclosure or public statement is required by law and shall reasonably consult with the other party regarding the nature, content and timing of any such disclosure or public statement) and except as reasonably necessary for the Company to obtain the consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement.

10.12 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Parent Ancillary Agreements, the Cactus Sub Ancillary Agreements and the Saguaro Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual CDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.13 Waiver of Jury Trial. EACH OF PARENT, CACTUS SUB, SAGUARO SUB, THE COMPANY AND THE REPRESENTATIVES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, CACTUS SUB, SAGUARO SUB, THE COMPANY AND THE REPRESENTATIVES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CELL THERAPEUTICS, INC.		SYSTEMS MEDICINE, INC.

By:	/s/ James Bianco	By:	/s/ Jeff Jacob
Name:	James Bianco	Name:	Jeff Jacob
Title:	President & CEO	Title:	CEO

CACTUS ACQUISITION CORP.		LON SMITH (in the capacity set forth in the preamble to this Agreement)

By:	/s/ James Bianco		/s/ Lon Smith
Name:	James Bianco
Title:	President & CEO

SAGUARO ACQUISITION COMPANY LLC		TOM HORNADAY (in the capacity set forth in the preamble to this Agreement)

By:	/s/ James Bianco		/s/ Thomas Hornaday
Name:	James Bianco
Title:	President & CEO

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]